                                                                   EXHIBIT 10.12

                         COLLABORATION AND LICENSE AGREEMENT


    This COLLABORATION AND LICENSE AGREEMENT (the "Agreement"), effective as of April 25, 1996 (the "Effective Date"), is made by and between Focal, Inc., a Delaware corporation having offices at 4 Maguire Road, Lexington, Massachusetts 02173 ("Focal"), Ciba-Geigy Corporation, a New York corporation having offices at 556 Morris Ave., Summit, New Jersey 07901 ("Ciba"), and Chiron Corporation, a Delaware corporation having offices at 4560 Horton Street, Emeryville, California 94608 ("Chiron"). Chiron and Ciba are sometimes hereinafter referred to collectively as "Ciba/Chiron."

                                      BACKGROUND

    A. Focal is developing its FocalGell-TM- polymer and associated catheter delivery system for use in the prophylaxis, treatment and/or inhibition of diseases in humans.

    B. The parties wish to enter into a research collaboration to conduct preclinical research with respect to certain products utilizing Hydrogel Polymers for the prophylaxis, treatment and/or inhibition of vascular restenosis and/or stenosis, all as further described herein in humans.

    C. Focal is willing to grant to Chiron and Ciba, and Chiron and Ciba wish to obtain licenses under Focal's patents and proprietary technology with respect to commercialization of such products, subject to Focal's right and commitment to manufacture and supply such products to Chiron and Ciba, all on the terms and conditions set forth below.

    NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:


                                          1
                                     DEFINITIONS

    1.1 "Affiliate" shall mean any entity which controls, is controlled by or is under common control with a party hereto. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). A "Controlled Affiliate" shall mean an entity that is controlled (as defined above) by a party to this Agreement. Notwithstanding the foregoing, Ciba and its Affiliates shall not be deemed Affiliates of Chiron and its Affiliates for the purposes of this Agreement unless and until such time as Ciba is authorized to control the management and affairs of Chiron pursuant to that certain Governance Agreement between Ciba and Chiron dated as of November 20, 1994 as amended or otherwise modified from time to time.

    1.2 "Angioplasty" shall mean any percutaneous transluminal procedure within a blood vessel (including, for all purposes of this Agreement, an artery or a vein, whether natural, grafted or prosthetic) which is performed to remove or reduce an obstruction within such blood vessel for the purpose of improving the flow of blood within such blood vessel. For purposes of this Agreement, "Angioplasty" shall include without limitation percutaneous transluminal coronary angioplasty (PTCA) or balloon angioplasty, atherectomy (rotational, excisional, or laser) and stenting.

    1.3 "Ciba/Chiron Compound" shall mean a compound that is a drug (including, without limitation, a biologic, antisense molecule, ribozyme or genetic sequence) or potential drug candidate, which in each case is or was discovered, developed or acquired by Ciba or Chiron, including, in each case, all modifications and derivatives of such a compound. Notwithstanding the foregoing, it is understood and agreed that "Ciba/Chiron Compound" shall not include the Combination Product defined in Section 12.1.1 below or subject matter owned by Focal under Section 12.1.3 below.

    1.4 "Product Development" shall mean for purposes of this Agreement all toxicology, pharmacology, safety, animal efficacy and preclinical studies (other than those preclinical studies included under the Research), clinical trials, regulatory affairs and all other activities reasonably required to obtain all governmental approvals required to market a Product within the Field in the Major Countries.

    1.5 "Control" shall mean possession of the ability to grant the rights provided for herein without violating the terms of any agreement or other arrangements with a third party.

    1.6 "Delivery Systems" shall mean Energy Sources, catheters and other components, which in each case were, or are developed by or for Focal, for use in the local delivery of Products within the Field. As used herein, "Energy Source" shall mean the instrument that generates light or other energy sources to polymerize Hydrogel Polymer, together with any fiber optic cables or other components for the delivery of the light or other energy sources to the catheter.

    1.7 "Developing Party" shall mean, as to each Product, Chiron or Ciba or Chiron and Ciba jointly. As to Products which contain a Ciba/Chiron Compound provided by only one party, such party shall be the Developing Party. As to all other Products, Chiron and Ciba shall determine and shall notify Focal in writing prior to the commencement of any Research with respect to such Product of the identity of the Developing Party for such Product. Unless Focal is otherwise notified in writing, the Developing Party of the First Generation Products shall be Chiron and Ciba jointly.

    1.8  "FDA" shall mean the U.S. Food and Drug Administration.

    1.9 "Field" shall mean the percutaneous in vivo intraluminal deposition within blood vessels (as defined in Section 1.2) of Hydrogel Polymer with or without therapeutically active agents, for the prophylaxis, treatment or inhibition of (i) restenosis in connection with Angioplasty; [*]. It is

* Confidential treatment has been requested for marked portion understood and agreed that the Field shall not include without limitation the application of any such Hydrogel Polymer [*] to stents or other items that are inserted within blood vessels.

    1.10 "First Generation Product" shall mean a First Generation FocalGel Product and/or a First Generation Radiopharmaceutical Product, together with all applicable Delivery Systems, for use within the Field.

    1.11 "First Generation FocalGel Product" shall mean a formulation comprised of Hydrogel Polymer alone (but that does not include a Ciba/Chiron Compound or a Radiopharmaceutical), together with all applicable Delivery Systems, for use within the Field.

    1.12 "First Generation Radiopharmaceutical Product" shall mean a formulation comprised of Hydrogel Polymer in combination with one or more Radiopharmaceuticals (but that does not include a Ciba/Chiron Compound), together with all applicable Delivery Systems, for use within the Field.

    1.13 "Focal Technology" shall mean Focal Know-How and Focal Patents.

    1.14 "Focal Know-How" shall mean confidential information (as defined in Article 14), tangible and intangible, and materials, including, but not limited to: pharmaceutical, chemical, physical, mechanical, biological and biochemical products; technical and nontechnical data and information, and/or the results of tests, assays, methods and processes; and drawings, sketches, plans, diagrams, specifications and/or other documents containing said information and data; in each case that is Controlled by Focal or its Controlled Affiliates during the term of this Agreement and which (i) pertains to the development, manufacture, use or sale of Hydrogel Polymer or any New Polymer licensed to Ciba/Chiron pursuant to Section 2.4.3 or any Delivery Systems, or the application of Hydrogel Polymer, New Polymer or Delivery Systems to the development, manufacture, use or sale of Products; or (ii) is developed by Focal in the course of performing the Research or in performing its obligations under this Agreement.

    1.15 "Focal Patents" shall mean all patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, or foreign counterparts thereof, which claim or would be infringed by the manufacture, sale or use of Hydrogel Polymer, any Delivery System or any Product, or which claim Focal Know-How, and that are Controlled by Focal or its Controlled Affiliates during the term of this Agreement. Focal Patents include, without limitation, the patents and patent applications listed in Exhibit E.

    1.16 "Fragmentation and Embolization Study" shall have the meaning set forth in Section 3.3.1 below.

    1.17 "Hydrogel Polymer" shall mean (i) [*]; or (ii) any other polymer Controlled by Focal as of the Effective Date; or discovered or developed as a result of the Research Program conducted under this Agreement.

* Confidential treatment has been requested for marked portion

    1.18 "IND" shall mean an Investigational New Drug Application or an Investigational Device Exemption for a Product, each as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or their foreign equivalents in any country.

    1.19 "Major Country" shall mean the United States, Japan, the United Kingdom, Germany, France or Italy.

    1.20 "Manufacturing Committee" shall have the meaning set forth in
Section 3.1.1.

    1.21 "NDA" shall mean a New Drug Application, Premarket Approval
Application and/or Product License Application, as required under the U.S. Food, Drug and Cosmetics Act and the regulations promulgated hereunder, or its foreign equivalent in a Major Country.

    1.22 "Net Sales" shall mean the gross amount billed by Ciba, Chiron, or their respective Affiliates or Subdistributors, to third parties worldwide for sales of Products, less (i) allowances for all discounts (including, but not limited to, cash discounts, pharmacy incentive programs, and all other substantially similar incentive programs), and rebates (including but not limited to all governmental and managed healthcare rebates and hospital performance incentive program chargebacks) actually taken, granted or accrued,
(ii) credits, refunds and returns (including but not limited to wholesaler and retailer returns), and (iii) in each case if paid or accrued in accordance with generally accepted accounting practice, by Ciba, Chiron or their respective Affiliates or Subdistributors: transportation, insurance and postage charges, in each case, with respect to the shipment of the Product to the purchaser, and
(iv) sales, use and other taxes similarly incurred, duties and other similar governmental charges, in each case paid with respect to the sale to the customer. For the removal of doubt, Net Sales shall not include sales by Ciba or Chiron to Affiliates or Subdistributors for resale. A "sale" shall include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof.

    1.23 "Platelet Antagonist" shall mean any drug or substance whose primary biological activity and intended purpose is the inhibition of the role of platelets in vascular wound healing, including, but not limited to those compounds identified in Part II of Exhibit D; and excluding, without limitation, those compounds identified in Part I of Exhibit D. Notwithstanding the foregoing, the determination of whether a drug or substance is a "Platelet Antagonist" shall only be made based upon the known biological activity and intended purpose at the time the drug or substance is first selected for inclusion as a Second Generation Product or, in the case of Section 2.2.2, at the time the same is first selected by Focal or its licensee (whichever is earlier) for research or commercialization.

    1.24 "Production Costs" with respect to units of a Product shall mean the direct and indirect costs (but excluding general and administrative expenses) associated with the manufacture and/or preparation of such Product, calculated in accordance with generally accepted accounting principles in the United States. With respect to units or portions acquired from a non-Affiliate vendor, Production Costs shall mean the amounts paid to the vendor plus costs associated with acquisition from such vendor, in each case including without limitation freight, insurance, shipping, packaging and other similar costs associated with acquiring such portions or units for delivery F.O.B. to the Developing Party's destination point. Prior to the time at which Ciba and/or Chiron become obligated to reimburse Focal for any Production Costs, the parties shall mutually agree upon the method of calculating such Production Costs.

    1.25 "Products" shall mean, collectively and individually, the First Generation Products and Second Generation Products. It is understood that in no case shall "Product" be deemed to include any product or formulation that includes either a Roche Product or, except as provided under Section 2.2 below, a Platelet Antagonist.

    1.26 "Radiopharmaceutical" shall mean any radionuclide as incorporated into Hydrogel Polymer, including without limitation the covalent binding of a radionuclide (e.g., 1(125)), noncovalent immobilization of a radionuclide, or incorporation of a radioactive form of a therapeutic agent on a carrier molecule (e.g., 1(125) albumin, polymeric microspheres, etc.). It is understood that a Radiopharmaceutical shall not be deemed a Ciba/Chiron Compound hereunder.

    1.27 "Research Committee" shall have the meaning set forth in
Section 3.1.1.

    1.28 "Research" shall mean all activities relating to fragmentation and embolization studies of the type described in Section 3.3.1 below, and with respect to each Product, (i) formulation and release studies, (ii) animal screening activities (for formulation and release, not designed to establish animal efficacy), (iii) Hydrogel Polymer or New Polymer (as defined in
Section 2.4.3) design, (iv) development of Energy Sources, catheters and other device components intended for use in the local delivery of Products, and
(v) other activities conducted by Focal as mutually agreed.

    1.29 "Research Period" shall mean, for each Product, the period upon commencement of the Research Program and continuing until completion or termination of the Research for such Product.

    1.30 "Research Plan and Budget" shall mean, for each Product, the plan and budget for the Research to be conducted by Focal with respect to such Product attached hereto as Exhibit A, as modified from time to time in accordance with Section 3.2 below.

    1.31 "Research Program" shall mean all Research and other activities conducted by a party hereto pursuant to a Research Plan and Budget then in effect.

    1.32 "Roche Agreement" shall mean that certain Research Agreement dated January 31, 1995 between and among Focal, F. Hoffmann-LaRoche, Inc. and F. Hoffmann-LaRoche Ltd, as amended prior to the Effective Date.

    1.33 "Roche Product" shall mean any product or component that would result in Focal's breach of the Roche Agreement if rights to research, develop, manufacture, use, sell or market the same were granted to Ciba or Chiron under this Agreement as of the Effective Date.

    1.34 "Second Generation Product" shall mean a formulation comprising Hydrogel Polymer in combination with a Ciba/Chiron Compound selected pursuant to Article 3 (whether or not also including a Radiopharmaceutical), together with all applicable Delivery Systems, in each case for use within the Field. Notwithstanding the foregoing, except as provided under Section 2.2 below, Second Generation Products shall not include any such formulation incorporating Roche Product or Ciba/Chiron Compound that is a Platelet Antagonist.

    1.35 "Committee" shall have the meaning set forth in Section 3.1 below.

    1.36 "Subdistributor" shall mean, with respect to a particular Product, a third party who has obtained through the Developing Party directly or indirectly the right to distribute, promote and/or market such Product.

                                          2
                                       LICENSE

    2.1 Grant. Subject to the terms and conditions of this Agreement, Focal hereby grants to Chiron and Ciba and their respective Affiliates an exclusive, worldwide license under the Focal Technology, including Focal Technology which is licensed from third parties, with right to sublicense, to develop, make, have made, use, sell and have sold Products for use within the Field and as provided in Section 2.4.2(b), except that Focal retains the exclusive right to make and have made all Products in accordance with Article 8 hereof. It is understood that, as between Ciba and Chiron, the foregoing license to Ciba and its Affiliates shall be limited to Products for which Ciba is the Developing Party hereunder, and the license to Chiron and its Affiliates shall be limited to those Products for which Chiron is the Developing Party hereunder.

    Notwithstanding the foregoing, Ciba/Chiron acknowledges that Focal may obtain Energy Sources included within the Products from third party suppliers, and the rights granted under this Article 2 with respect to such Energy Sources, shall be nonexclusive. Such licenses set forth in this Article 2 shall be subject to such further limitations as are applicable to the rights to Focal which limitations have been disclosed to Ciba and Chiron in writing prior to execution of this Agreement.

    2.2  Option.

    Upon termination of the Roche Agreement, Ciba and Chiron shall have the following option:


         2.2.1 In the event of termination of the Roche Agreement, Focal shall notify Ciba/Chiron in writing no later than fifteen (15) days after the effective date of such termination. Commencing upon the date of Focal's written notice to Ciba/Chiron and for ninety (90) days thereafter (the
"Option Period"), Focal grants to Ciba/Chiron an option to extend the licenses granted hereunder to include within the definition of Second Generation Products formulations comprising Hydrogel Polymer in combination with a Ciba/Chiron Compound that is a Platelet Antagonist solely for use within the Field. To exercise such option, Ciba or Chiron (the "Exercising Party") shall either:

              (a) Pay to Focal a nonrefundable, noncreditable exercise fee of [*] ("Option 1"), in which event Focal shall extend the license granted in
Section 2.1 to include Products containing Platelet Antagonists, subject to the other terms and conditions set forth in Section 2.1 and Article 8; and Ciba/Chiron shall have no obligation to pursue such a Second Generation Product or to conduct a Research Program with respect thereto; or

              (b) Pay to Focal a nonrefundable, noncreditable exercise fee of [*] and, to the extent required by this Section 2.2.1(b), commit to commence a Research Program pursuant to Article 3 with respect to one Second Generation Product that includes a Platelet Antagonist ("Option 2"). Upon exercise of Option 2, if Ciba and/or Chiron have not (in the aggregate) already engaged Focal to perform a Research Program with respect to three Second Generation Products, the Exercising Party shall be obligated to establish a Research Program with respect to a Second Generation Product that incorporates a Platelet Antagonist ("Platelet Antagonist Product"), on the terms and conditions set forth in Article 3, as one of three Second Generation Products as to which Ciba/Chiron is required to commence a Research Program pursuant to Section 3.3.3. Such Platelet Antagonist Product shall be selected by Ciba/Chiron within sixty (60) days of the date of the Exercise Notice (as defined below), and the Research Plan and Budget for such Platelet Antagonist Product shall be established pursuant to Section 3.2. Such Platelet Antagonist Product shall count toward the three Second Generation Products contemplated in Sections 3.3.3. If Ciba/Chiron has already commenced Research Programs with at least three Second Generation Products, either Ciba or Chiron may, but shall not be required to, add a new Second Generation Product containing a Platelet Antagonist, or replace an existing Second Generation Product with a Second Generation Product containing a Platelet Antagonist.

         2.2.2 Ciba or Chiron may exercise Option 1 or Option 2 at any time during the Option Period by written notice to Focal declaring its intent to exercise Option 1 or Option 2 ("Exercise Notice") and paying to Focal within thirty (30) days of such Exercise Notice the amounts required under Section
2.2.1 above. If neither Ciba nor Chiron exercises Option 1 or Option 2 during the Option Period, it is understood and agreed that Focal may proceed to research, develop, manufacture, market, sell and/or distribute, and/or grant to one third party a right or license to research, develop, manufacture, market, sell and/or distribute, in each case for use within the Field, products incorporating one (1) or more Platelet Antagonists, including without limiation the right or license (with right to grant and authorize sublicenses) to make, have made, use and/or sell products incorporating Hydrogel Polymer in a formulation with a Platelet Antagonist, with no further obligation under this Article 2; it being understood that Focal shall not license a third party to manufacture, market, sell and distribute a product incorporating a Platelet Antagonist for use within the Field while Focal at the same time independently manufactures, markets, sells and distributes other products incorporating Platelet Antagonists for use within the Field.


* Confidential treatment has been requested for marked portion

    2.3 Radiopharmaceuticals. Focal shall identify to Ciba and Chiron the Radiopharmaceutical(s) which Focal proposes to use in the First Generation Radiopharmaceutical Product. Focal will endeavor to supply Radiopharmaceutical(s) incorporated into a First Generation Product to Ciba and Chiron under Article 8; it is understood, however, that Focal has no rights to any Radiopharmaceutical as of the Effective Date and makes no representation or warranty that Focal will obtain rights to supply such Radiopharmaceutical.

    2.4  Exclusivity of Efforts.

         2.4.1 (a) For a period of three (3) years after the Effective Date, neither Ciba, Chiron nor their Affiliates shall develop, manufacture, market, sell or otherwise distribute any product, other than Products, which product is specifically intended by Ciba, Chiron or such Affiliate for use within the Field at the time of Ciba or Chiron's development, manufacture, marketing, sale or distribution. Subject to Section 3.3.4, nothing herein shall preclude preclinical research by Ciba, Chiron or their respective Affiliates within the Field.

              (b) Neither Ciba, Chiron nor their respective Affiliates shall seek regulatory approval to market or promote any Product for use outside the Field, and Ciba, Chiron and their respective Affiliates shall market, promote and distribute the Products only in accordance with applicable laws and regulations, and only as a combination including the Delivery System. Subject to the foregoing provisions of this Section 2.4.1(b), the Developing Party shall not be deemed to have exceeded the scope of the licenses set forth in
Section 2.1 above by reason of off label use of Products outside the Field.

         2.4.2 By reason of the license granted in Section 2.1, during the term of this Agreement, Focal shall not conduct research, develop, manufacture, market, sell or distribute, or grant to a third party a right or license to conduct research, develop, manufacture, market, sell or distribute, any product incorporating any Hydrogel Polymer which product is specifically intended by Focal or such third party for use within the Field, except as may be approved by Ciba or Chiron, or as provided below. It is understood that Focal may conduct research, development, manufacture, marketing, sale or distribution of products incorporating Hydrogel Polymers for use outside the Field; provided that Focal, its Controlled Affiliates and licensees with respect to such products shall not seek regulatory approval to market or promote any such product for use within the Field, and Focal, its Controlled Affiliates and licensees shall market, promote and distribute such products only in accordance with applicable laws and regulations. Focal shall not be deemed to have granted a license within the Field by reason of off label use of any such product. It is understood that the foregoing restrictions on licensees apply only to products subject to the license from Focal.

    Notwithstanding the foregoing provisions of this Section 2.4.2:

              (a) For so long as the Roche Agreement remains in effect, nothing in this Agreement shall limit Focal's right to research, develop, market, sell or distribute Roche Product pursuant to the Roche Agreement, or grant the rights granted or contemplated in the Roche Agreement with respect to such Roche Product including without limitation the right or license (with right to grant and authorize sublicenses) to research, develop, make, have made, use, market, sell and/or distribute products incorporating Hydrogel Polymer with such Roche Product.

              (b)  This Section 2.4.2 is subject to Section 2.2 and
Section 2.4.3.

         2.4.3 Subject to Section 2.2 above, during the term of this Agreement, Focal hereby grants to each of Ciba and Chiron the right of first refusal to expand the Field to include within the licenses granted under
Section 2.1 any New Polymer. "New Polymer" shall mean any polymer other than a Hydrogel Polymer which is discovered, developed, acquired or otherwise Controlled by Focal or its Controlled Affiliates after the Effective Date and during the term of this Agreement.

              (a) Prior to proceeding, alone or with any third party, or granting any right or license to a third party, to develop or commercialize any New Polymer, or product incorporating a New Polymer, specifically intended for use in the Field, Focal shall notify Ciba and Chiron in writing. The notice shall include a description of the New Polymer. Upon written request by Ciba or Chiron within thirty (30) days after receipt of such a notice, the parties shall commence negotiations in good faith with respect to commercially reasonable terms under which the licenses in Section 2.1 shall be expanded to include the New Polymer.

              (b)  If (i) neither Ciba nor Chiron requests within such thirty
(30) day period to commence such negotiations, or both Ciba and Chiron notify Focal that they are not interested in including the New Polymer within the licenses granted hereunder; or (ii) the parties do not enter into a letter of intent with respect to the New Polymer within ninety (90) days after the date of Focal's notice; or (iii) the parties do not enter into a definitive written agreement within ninety (90) days after the parties enter into a letter of intent pursuant to (ii) above (in each case, the "Negotiation Period"), the New Polymer shall not be included within the Field, and Focal may proceed to commercialize such New Polymer itself or grant rights or licenses to third parties with respect to the New Polymer, on terms not more favorable to the third party than those terms last offered to Ciba and/or Chiron hereunder.

    2.5 No Rights Outside Field. Except as expressly provided in this Agreement, including without limitation in Sections 2.4.1(b) and 2.4.3, nothing in this Agreement shall be deemed to grant Ciba or Chiron any rights or licenses to exploit any Hydrogel Polymer, New Polymer or Focal Technology outside the Field, and Focal expressly reserves the right to grant exclusive licenses under the Focal Technology to commercialize any and all products and components outside the Field. It is understood, without limitation, that if a third party has independent intellectual property or other rights to commercialize the same or similar compound as a Ciba/Chiron Compound (other than Hirudin or Tissue Factor Pathway Inhibitor or derivatives or modifications thereof) outside the Field, Focal reserves the right to grant exclusive licenses under Focal Technology to such party for use of such compound outside the Field, subject to the restrictions set forth in this Agreement on the use of data and information arising from this Agreement. Subject to Article 8, it is further understood that neither Ciba nor Chiron grant to Focal any actual or implied rights or licenses under any Ciba or Chiron patents or intellectual property to commercialize Ciba/Chiron Compounds.

                                         3
                                     RESEARCH

    3.1  Committees Generally.

         3.1.1 As to each Product, the Developing Party and Focal shall establish the following Committees: a research committee to approve the Research Plan and Budget and to oversee, review and coordinate the Research Program with respect to such Product ("Research Committee"); an advisory development committee to monitor and review the Developing Party's Product Development with respect to such Product ("Development Committee"); an advisory manufacturing committee to monitor and review Focal's development of manufacturing capacity with respect to such Product under the Manufacturing Plan ("Manufacturing Committee"); and an advisory marketing committee to monitor and review the Developing Party's activities with respect to the marketing, promotion and distribution of such Product ("Marketing Committee"). The Development Committee, Manufacturing Committee and Marketing Committee are referred to herein collectively and individually as "Advisory Committees." The Advisory Committees and the Research Committee are referred to collectively and individually herein as "Committees."

         3.1.2 Each Committee shall be comprised of an equal number of representatives from the Developing Party and Focal, selected by such party, it being understood that when Ciba and Chiron are jointly the Developing Party, Ciba and Chiron together shall have a combined number of representatives on the Committee equal to the number of Focal representatives. The Developing Party and Focal each may replace its Committee representatives at any time, with prior written notice to the other. The Developing Party and Focal each shall bear its own personnel and travel costs and expenses relating to Committee meetings. With the consent of the Developing Party and Focal, other representatives of Focal or the Developing Party may attend Committee meetings as nonvoting observers.

         3.1.3     Research Committee.

              (a) The Research Committee shall meet quarterly, or as otherwise agreed by the parties, alternating between the location of Focal and of the Developing Party, or at such locations as the parties agree. At its meetings, the Research Committee will (i) monitor the progress of the Research Program toward its objectives, and (ii) review and approve the Research Plan and Budget, pursuant to this Article 3. The host party's lead representative shall chair meetings of the Research Committee and shall be responsible for preparing the meeting agendas and minutes.

              (b) Wherever possible, the decisions of the Research Committee shall be made by unanimous consent of the Developing Party and Focal. However, in the event that unanimous decisions cannot be reached, decisions of the Research Committee as described in Section 3.1.3 shall be by majority vote (based upon votes being cast by an equal number of representatives of Focal and the

Developing Party). There shall be no tie-breaker; and in the event of deadlock the matter in question shall be referred to selected executive officers of Focal and the Developing Party for final resolution.

              (c) The Research Committee for a Product shall terminate upon completion or termination of all activities within the Research Program for such Product, provided that if after termination of the Research Committee for a Product the Developing Party and Focal desire that additional Research be performed with respect to such Product, the Developing Party and Focal shall reconstitute the Research Committee for such Product.

              (d) Prior to the earlier of (i) termination of the Research Committee for a Product, and (ii) commencement of any study which may result in the achievement of any of the milestones set forth in Section 4.2.1 or milestones 1 or 2 set forth in Section 4.2.2, the Research Committee for the Product shall establish the criteria to be used in determining whether the First Generation Product milestones set forth in Section 4.2.1 below or milestones 1 and 2 of the Second Generation Product milestones set forth in
Section 4.2.2 below shall have occurred with respect to such Product ("Committee Criteria").

         3.1.4 Advisory Committees. After commencement of Product Development for a particular Product (and in the case of the Marketing Committee, after the filing of an NDA for such Product), Advisory Committees for such Product shall meet semi-annually, or as otherwise agreed by Focal and the Developing Party, alternating between the location of Focal and of the Developing Party, or at such locations as Focal and the Developing Party may agree. Focal's participation in the Development Committee and Marketing Committee shall be advisory only, and the Developing Party shall control decision-making within the Development Committee and Marketing Committee.
The role of the Development Committee and Marketing Committee shall be to review development and marketing plans and to provide advisory input with respect to thereto, but not to make operational or strategic decisions. Except as otherwise provided under Article 8 below, Developing Party's participation in the Manufacturing Committee shall be advisory only, and Focal shall control decision-making within the Manufacturing Committee. When Focal or the Developing Party's participation is advisory only, the other party's lead representative shall chair meetings of the Advisory Committee and shall be responsible for preparing the meeting agendas and minutes.

     3.2 Plans and Budgets. The Research Program will be carried out in accordance with the Research Plan and Budget then in effect. By October 1 of each calendar year, Focal and/or the Developing Party shall propose to the Research Committee appropriate modifications, if any, of the Research Plan and Budget for the next succeeding year, and upon approval of such modifications of the Research Plan and Budget by the Research Committee, such modified plans and budgets shall be reflected in the Research Plan and Budget for purposes of this Agreement. In addition, the Research Committee shall review the Research Plan and Budget on an ongoing basis and may modify the Research Plan and Budget as the Research Committee shall approve from time to time.

     3.3 Research Program. Focal shall be primarily responsible for conducting the Research for each Product, with assistance from Ciba/Chiron. In each case, such Research shall be conducted solely pursuant to a Research Program, as further described in the Research Plans and Budgets, and Focal shall use its reasonable efforts to diligently perform the Research Program in accordance with the Research Plan and Budget then in effect.

         3.3.1 Initial Feasibility of First Generation Products and First Generation Radiopharmaceutical Products.

              (a) Within ninety (90) days after the Effective Date, Focal, Ciba and Chiron shall define and initiate, themselves or by a third party approved by Focal, Chiron and Ciba, a fragmentation and embolization study for Hydrogel Polymer ("Fragmentation and Embolization Study"). Upon completion of the Fragmentation and Embolization Study, the parties shall meet promptly (in person or by telephone), but in no event more than fifteen
(15) days after such completion, to determine whether the results of the Fragmentation and Embolization Study meet the study criteria as are mutually agreed upon in writing by the parties ("Study Criteria"). Subject to Section 3.3.3(b), if the results of the Fragmentation and Embolization Study as reasonably determined by both Ciba and Chiron meet the Study Criteria, the parties shall continue with the Research Program with respect to the First Generation FocalGel Product in accordance with the Research Plan and Budget.

              (b) If both Ciba and Chiron determine that the results of the Fragmentation and Embolization Study meet the Study Criteria, the parties shall also proceed with a Research Program in accordance with the Research Plan and Budget to evaluate the First Generation Radiopharmaceutical Product, which shall include evaluation of use of the Hydrogel Polymer for the interstitial radiation through local delivery or immobilization of Radiopharmaceuticals to inhibit cell proliferation, and the Developing Party shall conduct a commercial assessment of the First Generation Radiopharmaceutical Product.

              (c) If, in the reasonable judgment of both Ciba and Chiron, the results of the Fragmentation and Embolization Study do not meet the Study Criteria, Ciba and Chiron shall have the right to terminate this Agreement pursuant to Section 16.3 promptly after completion of the Fragmentation and Embolization Study, effective upon thirty (30) days written notice to Focal, and in such event all rights and licenses granted to Ciba and Chiron hereunder shall terminate and all such rights and licenses shall revert to Focal.

         3.3.2 Commencement of Research for First Generation Product. Subject to Section 3.3.3(b), the Research Program with respect to First Generation FocalGel Product shall be initiated promptly after the Effective Date in accordance with the Research Plan and Budget. Regardless of whether or not the First Generation FocalGel Product or the First Generation Radiopharmaceutical Product are successful or are pursued by Chiron and/or Ciba, Chiron and Ciba shall retain the exclusive license under Section 2.1 in the Field unless and until this Agreement is terminated in accordance with
Article 16.

         3.3.3     Selection of Second Generation Products.

              (a) At any time and from time to time during the term of this Agreement, Chiron and/or Ciba may select Ciba/Chiron Compounds to be incorporated into Second Generation Products. Prior to commencement of Research or Product Development with respect to a Ciba/Chiron Compound that the Developing Party intends to include in a Product, the Developing Party shall notify Focal in writing of the Ciba/Chiron Compound to be included within such Research or Product Development, together with the biological and physical characteristics of the Ciba/Chiron Compound, including without limitation the known chemical structure and mechanisms of action of such Ciba/Chiron Compound ("Compound Notice"). Within thirty (30) days after Focal's receipt of the Compound Notice, Focal shall notify the Developing Party if the Ciba/Chiron Compound described in the Compound Notice is within the definition of Roche Product. If Focal does not so notify the Developing Party, Research shall be initiated promptly with respect to such Ciba/Chiron Compound.

              (b) Ciba and Chiron agree to proceed with, and to engage Focal to perform Research on, at least [*] Second Generation Products;
provided, however, if, in the judgment of Chiron and Ciba, the First Generation FocalGel Product or the First Generation Radiopharmaceutical Product is effective, based on the pig efficacy model, and Ciba and Chiron are diligently proceeding with Product Development of the First Generation FocalGel Product or the First Generation Radiopharmaceutical Product under this Agreement, at such time Chiron and/or Ciba may but shall not be obligated to, continue with evaluation and development of Second Generation Products. If Chiron and/or Ciba are diligently proceeding with Research or Product Development of Second Generation Products in accordance with this
Section 3.3.3, Chiron and/or Ciba may, but shall not be obligated to, continue with Research and Product Development of First Generation Products.

              (c) Except as provided in Section 3.3.3(b), the [*] Ciba/Chiron Compounds to be included within Second Generation Products shall be determined as follows. Ciba shall select the [*] Ciba/Chiron Compound to be included in a Second Generation Product, and Ciba shall be the Developing
Party with respect to such Second Generation Product. Such [*] Ciba/Chiron Compound [*] and shall be delivered to Focal as soon as reasonably practicable but not later than within thirty (30) days after the Effective Date. The Research Program on such [*] Second Generation Product shall be initiated promptly after delivery of the [*] Ciba/Chiron Compound to Focal.
A [*] Ciba/Chiron Compound shall be selected for inclusion in a Second Generation Product within six (6) months after the Effective Date, and a [*] Ciba/Chiron Compound shall be selected for inclusion in a Second Generation Product within twelve (12) months after the Effective Date; provided that if Ciba or Chiron have not determined by the end of such periods that the results of the Fragmentation and Embolization Study meet the Study Criteria, the foregoing periods shall be extended until ninety (90) days after it is determined that the results of the Fragmentation and Embolization Study meet the Study Criteria (such six (6) or twelve (12) month period, as applicable and as so extended, being referred to below as the "Selection Period"); and provided further that in the event Ciba or Chiron selects for use in a Second Generation Product a Ciba/Chiron Compound that is within the definition of [*], as described in Section 3.3.3(a), the Selection Period for such Second Generation Product, as the case may be, shall be reasonably extended. The Research with respect to each Second Generation Product shall be initiated promptly upon selection of such Second Generation Product for inclusion in the Research Program in accordance with the Research Plan and Budget.

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


              (d) Upon selection of each Second Generation Product in accordance with the foregoing, and subject to Focal's right to decline to participate in the Research and to transfer technology in accordance with
Section 3.3.4, Focal and the Developing Party shall promptly agree upon a Research Plan and Budget to include a full, active and expedient Research Program for such selected Second Generation Product.

         3.3.4     Focal Right to Perform Research.  Notwithstanding Section
2.1 above, or any other provision of this Agreement, Focal shall have the exclusive right at its election to conduct any and all Research relating to First Generation Products and Second Generation Products, and Ciba and Chiron agree not to conduct or have conducted any such Research except to have such Research performed by Focal hereunder or as otherwise provided in this
Section 3.3.4. If at any time a Developing Party desires that additional Research be conducted with respect to a Second Generation Product, the Developing Party shall so notify Focal and provide Focal with a description of the Research proposed to be performed. If Focal elects to perform such Research, Focal and the Developing Party shall establish a reasonable Research Plan and Budget for such Research Program, and Focal shall proceed with such Research Program in accordance with this Agreement. In the event that Focal elects not to conduct such Research, the Developing Party may conduct such Research on its own, and subject to the last sentence of Section 1.25, the product that is the subject of such Research within the Field shall become one of the "Products" selected by Ciba and Chiron. If the Developing Party elects to conduct such Research on its own, Focal shall disclose to the Developing Party Focal Know-How necessary for the Developing Party to perform the Research Focal declined to perform as provided in this Section 3.3.4 above, and such assistance to the Developing Party as is reasonably necessary to enable the Developing Party to perform such Research.

    3.4  Product Development.

         3.4.1 Selection of Products. Subject to Section 3.3.3(b), with respect to the First Generation FocalGel Product or the First Generation Radiopharmaceutical Product or any of the first three Second Generation Products, if in the judgment of the Developing Party such product demonstrates efficacy, including without limitation demonstration of efficacy in a pig or other mutually agreed upon large animal model, the Developing Party shall use reasonable commercial efforts to conduct Product Development of the Product in question, at the Developing Party's sole expense. Focal shall be informed with respect to such Product Development. Focal agrees to provide reasonable mutually agreed technical support as reasonably necessary pursuant to the Research Plan and Budget; however, except as otherwise expressly agreed in writing, Focal shall have no obligation to perform pre-clinical studies other than those contained in the Research Plan and Budget or clinical studies or other portions of Product Development. It is understood during the term of this Agreement, the Developing Party may select a Product for Product Development at any time.

         3.4.2 Regulatory Filings. With respect to each Product, the Developing Party shall determine the most effective regulatory pathway for obtaining approval to manufacture, market and sell the Product. Unless otherwise agreed, all regulatory filings shall be prepared, filed and owned by the Developing Party in the Developing Party's name at the Developing Party's expense, except for such regulatory registrations as Focal is required to hold as manufacturer of the Product, which shall be prepared, filed and owned by Focal at Focal's expense. The Developing Party and Focal shall each provide to the other such reference rights, in each case as may reasonably be required for the preparation and filing of all such regulatory documents with respect to the Products, and as otherwise provided in Article 6.

    3.5 Diligence. It is understood that nothing contained in the Article 3 shall be deemed to limit Focal's rights under Article 11 or 16 below.


                                       4
                          DEVELOPMENT PROGRAM FUNDING

    4.1  Funding of Research and Development.

         4.1.1 Provision of Ciba/Chiron Compounds. As required under the Research Plans and Budgets with respect to Second Generation Products, the Developing Party shall supply to Focal free of charge such quantities of Ciba/Chiron Compounds as are reasonably required for Focal to perform its obligations under the Research Program.

         4.1.2 Research Initiation Payment for First Second Generation Product. In consideration for the scientific benchmark of initiating the Research Program with respect to the first Second Generation Product, in addition to the amounts to be paid under Section 4.1.3 below, within thirty
(30) days following first delivery of a Ciba/Chiron Compound to Focal, Ciba shall make a nonrefundable initial payment to Focal in the amount of five hundred thousand dollars ($500,000) ("Research Initiation Fee") creditable as provided in Section 4.2.2(a).

         4.1.3 Ongoing Research Funding. The Developing Party shall pay to Focal for each Focal full time equivalent conducting the Research in accordance with the Research Plans and Budgets a full-time equivalent personnel charge, which incorporates all of Focal's direct and indirect expenses for such personnel ("FTE Rate"), together with such other costs as are specifically set forth in the Research Plans and Budgets or approved by the Research Committee. The parties agree that the FTE Rate for the period commencing on the Effective Date and expiring on December 31, 1997 shall be [*] per full-time equivalent person per year. Each subsequent calendar year after 1997, the FTE Rate shall increase by the percentage change specified during the most recent calendar year in the Consumer Price Index, for All Urban Consumers for Boston, Massachusetts, as published by the U.S. Department of Labor, Bureau of Labor Statistics; provided that for the adjustment to be made for calendar year 1998, the adjustment shall equal the increase in the Consumer Price Index over the 1997 calendar year. As used herein, a "full-time equivalent" (or "FTE") shall mean a full-time person dedicated to the Research Program, or in the case of less than a full-time dedicated person, a full-time, equivalent person year, based upon a total of one thousand eight hundred eighty (1,880) hours per year of work related to the Research Program, to the extent such full-time equivalent personnel are included as headcounts in the Research Plan and Budget. The FTEs working on each Research Program shall be

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                                    15
an appropriate mix of Ph.D. and other scientists and personnel, qualified to perform the work in question as approved by the Research Committee. The foregoing amounts to be reimbursed by the Developing Party are referred to below as the "Research Costs".

         4.1.4 Payment. Within thirty (30) days after the Effective Date, and on or before the first day of each subsequent calendar quarter during the Research Period, the Developing Party shall pay to Focal the Research Costs budgeted for the quarter in the Research Plan and Budget then in effect. Within sixty (60) days following the end of each calendar year during the Research Period, Focal shall provide to the Developing Party a summary of the Research Costs actually incurred by Focal during such year. If the actual Research Cost amounts incurred by Focal in accordance with the approved Research Plan and Budget for a calendar year were less than the budgeted amounts paid by the Developing Party to Focal in advance for such calendar year, the excess shall be recouped by way of a reduction from the next payments due to Focal under this Section 4.1.4 provided that at the end of the Research Program any such excess not then recouped shall be repaid by Focal to the Developing Party within thirty (30) days after the end of the Research Period.

         4.1.5 Reimbursement for Past Research Expenditure. As reimbursement of past research expenditures incurred by Focal with respect to research relating to potential Products within the Field, Ciba/Chiron shall pay to Focal a nonrefundable and noncreditable payment to Focal in the amount of [*] within ten (10) days following the Effective Date.

    4.2  Milestone Payments.

         4.2.1 First Generation Product Milestones. Subject to Section 4.2.3(b) below, Ciba/Chiron agree to make the following payments to Focal upon the first occurrence of each milestone specified below for each of the First Generation Products:

       FIRST GENERATION PRODUCT MILESTONES          PAYMENT
       -----------------------------------          -------
1.  Filing of the first IND by Chiron or Ciba
    (regardless of where the IND is filed)          [*]


2.  Demonstration of efficacy at the end of
    [*], as determined by the applicable
    Committee Criteria.                             [*]

         4.2.2 Second Generation Product Milestones. Ciba/Chiron agree to make the following payments to Focal with respect to Second Generation Products upon the occurrence of each milestone specified below:

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

       SECOND GENERATION PRODUCT MILESTONES         PAYMENT
       ------------------------------------         -------
1.  Initial demonstration of formulation and        [*]
    release of the Second Generation Product in an animal model, as determined by the applicable Committee Criteria, for up to a maximum of [*]:

2.  The first demonstration of efficacy of any      [*]
    Second Generation Product in a pig coronary model, as determined by the applicable
    Committee Criteria:

3.  Filing of the first IND, by the Developing      [*]
    Party (in a major country) or initiation of human clinical trials in any country, for each Second Generation Product, up to a maximum of [*]:

4.  Acceptance for filing by the FDA or foreign     [*]
    equivalent in a Major Country, whichever occurs first, of an NDA by the Developing
    Party for each Second Generation Product, up to a maximum of [*]:

5.  First commercial sale of each Second            [*]
    Generation Product in the first Major Country, up to a maximum of [*]:


    For any additional Second Generation Products beyond [*] there will be [*] milestone payments.


              (a)  It is understood that milestone 1, 3, 4, and 5 of this
Section 4.2.2 above shall be paid with respect to each Second Generation Product to meet such milestone, up to a maximum of [*], and milestone 2 of this Section 4.2.2 above shall be due only with respect to the [*] Second Generation Product to meet such milestone. In addition, the Research Initiation Fee paid pursuant to Section 4.1.2 above shall be applied as a credit to the payment upon the occurrence of milestone 1 of this Section
4.2.2 above for such [*] Second Generation Product (i.e., [*]).

              (b) After an aggregate of [*] has been paid by Ciba/Chiron to Focal with respect to milestone 1 of Section 4.2.2, if a Second Generation Product for which Ciba/Chiron has paid the fee for milestone 1 under this Section 4.2.2 does not meet milestone 2 above and all further research and development of such Second Generation Product is discontinued, then [*] of the fee paid

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                                     17
with respect to such Second Generation Product for such milestone 1 shall be credited against the fee payable for milestone 1 with respect to the next Second Generation Product to meet such milestone 1; provided, that if Ciba/Chiron receives such a credit, the amount taken by Ciba/Chiron as such a credit shall be carried forward and the payments due upon milestone 1 under
4.2.2 above shall be made for Second Generation Products beyond [*] until a maximum of [*] has been paid hereunder upon the satisfaction of such milestone with respect to Second Generation Products.

         4.2.3     Other.

              (a) Focal and the Developing Party agree to promptly notify the other in writing of its achievement of any milestone. Except as otherwise provided under paragraph (b) below, if at the time a particular milestone is achieved under Sections 4.2.1 or 4.2.2, above, any prior milestones under the same Section 4.2.1 or 4.2.2 have not been achieved with respect to the same Product, or if the Committee Criteria are not met for a particular milestone but Ciba or Chiron nonetheless proceeds with Product Development for the same Product toward the next milestone (or in the case of milestone 2 under 4.2.1 above, toward [*], the payments for such prior milestones shall then be due. The payments set forth in Section 4.2.1 and
4.2.2 shall each be due and payable within sixty (60) days after written notice of the milestone event is delivered to the other party, subject in the case of a milestone achieved by Focal, to the Developing Party's verification thereof during such sixty (60) day period.

              (b) If, in the course of performing Product Development with respect to a Second Generation Product or First Generation Radiopharmaceutical Product, Ciba or Chiron performs a control study using a First Generation FocalGel Product as a control, and thereby achieves a First Generation FocalGel Product milestone, but neither Ciba nor Chiron proceeds with Research or Product Development with respect to such First Generation FocalGel Product, Ciba and Chiron shall not be obligated to make the milestone payment that would otherwise be due under Section 4.2.1 for such First Generation FocalGel Product. However, if in such event Ciba/Chiron proceed with Research or Product Development of such First Generation FocalGel Product, milestone 1 for such First Generation FocalGel Product shall then be due and no further milestones shall be due under Section 4.2.1 for such First Generation FocalGel Product.

                                      5
                          RECORDKEEPING; PUBLICATION

    5.1  Reports and Records.

         5.1.1 Records. Each party shall maintain records of work performed by such party under the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the

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                                     18

Research Program (including all data in the form required under any applicable governmental regulations).

         5.1.2 Reports. During the Research Period, Focal shall provide the Research Committee with a semi-annual written report summarizing the progress of the Research Program. The Developing Party agrees to provide Focal with semi-annual written progress reports with respect to the Product Development performed by such party with respect to each Product during the preceding semi-annual period. Such reports shall be Confidential Information of the Developing Party under Article 14.

    5.2 Publication. Except as required by law, none of the parties hereto shall publish or publicly disclose any results, information or data arising from any Research or Product Development for a First Generation Product or Second Generation Product without the prior written consent of Focal and the Developing Party, which consent shall not be unreasonably withheld.


                                     6
                     USE OF PRECLINICAL AND CLINICAL DATA

    6.1 Access by Developing Party. Focal shall allow Developing Party to have prompt access to all records and data generated in the course of performing the Research Program on behalf of such Developing Party with respect to each Product at reasonable times and in a reasonable manner. Focal shall further provide to the Developing Party access to all data and records arising from process development and manufacturing activities conducted by Focal pursuant to Article 8 with respect to each Product at reasonable times and in a reasonable manner.

    6.2  Access by Focal.

         (a) The Developing Party shall provide to Focal such preclinical and clinical data with respect to Products as is necessary for Focal to conduct its process development, manufacturing and regulatory filing responsibilities with respect to the Products. All such data shall be deemed Confidential Information of the Developing Party, subject to Article 14, and shall be used solely for the purpose for performing Focal's obligations hereunder with respect to the Products.

         (b) The parties recognize that in connection with development of products which incorporate the same or similar Hydrogel Polymer or New Polymer as is incorporated into the Products, Focal may be required by the FDA or other regulatory agencies to provide access to safety information generated through preclinical and clinical studies by the Developing Party using such Hydrogel Polymer or New Polymer. The Developing Party agrees to provide Focal with a copy of each adverse event report filed with the FDA with respect to a Product containing a Hydrogel Polymer or New Polymer, except to the extent it can be determined that the adverse event arises from a Ciba/Chiron Compound; and the Developing Party agrees to permit Focal to reference its FDA filings with respect to the safety of the Hydrogel Polymer or the Now Polymer. Nothing herein shall allow Focal direct access to preclinical or clinical data with respect to any Product, except for use solely in connection with Product development and manufacture pursuant to
Section 6.1(a). All information provided to Focal pursuant to this Section 6.2(b) shall be Confidential Information of the Developing Party; may be used only as provided in this Section 6.2(b); and may be disclosed to third parties only as necessary for the purposes of this Section 6.2(b), subject to confidentiality obligations no less restrictive than those set forth in
Article 14.


                                       7
                         MARKETING ASSISTANCE; OTHER

    7.1 Marketing Assistance. On request of the Developing Party, for twelve (12) months after receipt of government approval to market and distribute the first Product, Focal will provide reasonable assistance during Focal's normal business hours, not to exceed three full-time equivalents (as defined in Section 4.1.3), in training Ciba/Chiron's sales and marketing personnel in the use of the Products at times and locations to be agreed upon in writing by the parties. Ciba/Chiron personnel trained by Focal in the use of the Products shall be responsible for training the remainder of Ciba/Chiron's sales and marketing force. In addition, Focal will provide in-service training of interventional cardiologists, and participate in such customer evaluations and cardiology medical convention exhibitions of Products, as are agreed upon from time to time during the term of this Agreement by the parties. Ciba/Chiron shall reimburse Focal for all reasonable travel, lodging and per diem expenses incurred by Focal in connection with providing the services set forth in this Section 7.1 within thirty (30) days after date of invoice.

    7.2 Regulatory Reporting. Pursuant to applicable regulations of the FDA and foreign equivalent agencies, whether with respect to drugs, biologics or medical devices, each party may be required to report to the FDA or foreign equivalent agency information that reasonably suggests that a Product may have caused or contributed to the death or serious injury or has malfunctioned and that the Product would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Focal shall provide to the Developing Party prompt notice of all adverse events with respect to Products, whether or not serious as defined in applicable regulations of the FDA or foreign equivalent, together with sufficient information about such events to enable the Developing Party to comply with its regulatory reporting obligations. The Developing Party agrees to provide Focal with prompt notice of all adverse events with respect to Products, whether or not serious as defined in applicable regulations of the FDA or foreign equivalent, together with sufficient information about such events to enable Focal to comply with its regulatory reporting obligations. The reports of information on adverse events referred to in this Section 7.2 shall be no more extensive or frequent than is required by the FDA or foreign equivalent.


                                      8
                             MANUFACTURING RIGHTS

    8.1 Manufacturing. Subject to this Article 8 and the Developing Party's supply of Ciba/Chiron Compounds as set forth in this Section 8.1 below, Focal shall manufacture, or have manufactured by a third party and supply to the Developing Party, and the Developing Party shall purchase from Focal, reasonable requirements of Product, in a form ready for final packaging, for (i) the Developing Party to perform Product Development of such Product, and (ii) supply of Products for commercial sale. The Developing Party shall supply without charge to Focal, in sterile, stable, bulk form, such quantities of Ciba/Chiron Compounds as are reasonably required for Focal to manufacture Products in accordance with this Article 8. In the event that Focal elects to utilize a third party to manufacture a Product for supply to the Developing Party, the Developing Party shall have the right to approve such third party supplier, which approval shall not be withheld unreasonably. It is understood that the expectation of the parties is that Focal shall have the right to utilize third party manufacturers, and that the Developing Party's consent shall only be withheld to the extent reasonably necessary to maintain quality, ensure the availability of sufficient capacity to supply the necessary quantity in a timely manner in accordance with the Manufacturing Plan as described below, ensure reasonable protection of the Developing Party's Confidential Information against disclosure to competitors, and for similar reasonable concerns.

    8.2  Transfer Prices.

         8.2.1     Product Development Transfer Price.

              (a) The parties agree that Focal's use of Products in the course of the Research Program will ordinarily be included within the FTE Rate payable pursuant to Section 4.1.3. In the event that extraordinary requirements for Products arise pursuant to the Research Program, the cost of such extraordinary supply shall be a Research Cost subject to approval of both parties pursuant to the approval of the Research Plan and Budget for the Product in question.

              (b) Focal shall provide to the Developing Party Products for use in Product Development at a transfer price equal to Focal's Production
Cost thereof, provided that the Production Cost for the Disposable Components of each Product supplied for use in human clinical trials shall not exceed [*]. For purposes of this Section 8.2.1. "Disposable Components" shall mean only Hydrogel Polymer and catheter components of Products.

         8.2.2 Commercial Transfer Prices. Focal shall provide Products to Ciba/Chiron for commercial sale at a price equal to [*] Net Sales by Ciba/Chiron and its Affiliates and Subdistributors set forth in this Section
8.2.2 below:

              (i)  With respect to First Generation FocalGel Products, [*].

              (ii) With respect to First Generation Radiopharmaceutical Products, [*].

              (iii) With respect to Second Generation Products, [*].

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

In the event that the Supply Agreement continues after expiration of all patents governing the Product in a given jurisdiction, the parties shall negotiate in good faith a reasonable reduction in the transfer price to reflect the lack of patent coverage in such country.

         8.2.3 Energy Source. Notwithstanding the foregoing provisions of Section 8.2, Energy Sources shall be provided at [*]. In the event that Focal does not manufacture the Energy Source, but rather obtains it from a third party, the Developing Party shall have the right to purchase the Energy Source directly from such third party as mutually agreed by the Developing Party and such third party.

         8.2.4 Promotional Samples. With respect to any Products that are supplied to Ciba or Chiron for use as samples, or otherwise to be used or distributed in other than full commercial sales (other than as part of a Research Program or for use in Product Development), the transfer price for such Products or other materials shall equal [*] to be mutually agreed upon by the parties in the Supply Agreement.

         8.2.5 Undue Hardship. The parties will review and monitor Production Costs through the Manufacturing Committee on an ongoing basis with the goal of maintaining Production Costs at the lowest reasonable level, including consideration of use of third party suppliers. As of the Effective Date, both parties believe that the financial terms reflected in this Section
8.2 reflect the agreed balance of interests and burdens between the parties, and the parties expect to preserve such terms. However, in the event that the total of actual and reasonably anticipated Net Sales over a period of at least one (1) year create an unreasonable burden as to the profitability of this manufacturing arrangement to one party, in relation to the burden to the profitability to the other, the parties agree to equitably adjust the terms hereof to remedy such unreasonable burden. In making such adjustments, the parties shall reasonably consider such factors as the respective contributions made and risks borne by the parties in connection with the discovery, research, development and commercialization of the Product in question, the reasonable expectation of the parties as to profitability of such Products and the like.

    8.3 Supply Agreement. Within one hundred eighty (180) days following commencement of [*] with respect to each Product, Focal and the Developing Party shall enter into a mutually agreed upon Supply Agreement for [*] commercial supply of such Product on commercially reasonable terms, including without limitation those set forth in this Article 8. The Supply Agreement shall include reasonable and customary terms for ordering, forecasting, provisional payment and reconciliation and the like.

    8.4  Manufacturing Rights.

         8.4.1 Focal shall at all times supply in accordance with the Supply Agreement quantities of Products ordered by the Developing Party, its Affiliates and Subdistributors, manufactured in compliance with all agreed upon specifications and all applicable legal and regulatory requirements and all warranties of Focal as set forth in the Supply Agreement; provided, however, that if Focal fails to supply to the Developing Party reasonable quantities of a Product, or fails to comply with the

* Confidential treatment has been requested for marked portion

Manufacturing Plan (as defined below), in accordance with the Supply Agreement, or Focal elects not to supply a Product or component thereof, the Developing Party shall have the right to manufacture, or have manufactured for it by a third party, such Product or component. However, the Developing Party's right to manufacture or have manufactured such Product or component shall be subject to its payment of a commercially reasonable royalty to Focal, to be negotiated by the parties in good faith in lieu of the transfer prices set forth in Section 8.2 for such Product or component; and in the event the Developing Party has such Product or component manufactured by a third party, such right shall be further subject to having in place reasonable protections to ensure against unauthorized use and disclosure of Focal confidential information. It is further understood that notwithstanding the provisions of Section 2.1 and 2.2, the Developing Party shall not have the right to sublicense to a third party the right to both manufacture and sell Products, without Focal's consent which shall not be unreasonably withheld.

         8.4.2 The Supply Agreement shall include provisions to implement the right of the Developing Party to manufacture or have manufactured Products under Section 8.4. 1, including without limitation provisions for the transfer of all Focal Know-how necessary for the manufacture of Products, and requirements on the part of Focal to provide all necessary assistance to the Developing Party reasonably necessary to enable it to assume the manufacture of Products.

         8.4.3     Manufacturing Plans.

              (a) Focal represents and warrants that it currently has sufficient capacity to supply all requirements of Ciba and/or Chiron for Products for [*].

              (b) As soon as reasonably practicable following commencement of [*], Focal shall prepare a reasonable manufacturing plan for development by Focal of the necessary capacity to supply the reasonable requirements of the Developing Party for the [*].

              (c) As soon as is reasonably practicable following commencement of [*], Focal shall present for review and comment in the Manufacturing Committee and approval by the Developing Party, which approval shall not be unreasonably withheld, a process and manufacturing development plan pursuant to which Focal will (i) supply all of the Developing Party's reasonable requirements of such Product for [*]; (ii) conduct or have conducted commercial manufacture of Products; and (iii) create and qualify a second site or source of supply for commercial sale of such Product ("Manufacturing Plan"). Each Manufacturing Plan provided pursuant to this Section 8.4.3 shall include milestones and timelines and shall be incorporated within the Supply Agreement for such Product. Ciba/Chiron shall reimburse Focal for all direct and indirect costs and expenses (excluding general and administrative expense); calculated in accordance with generally accepted accounting principles in the United States, which are incurred by Focal in accordance with a budget reasonably agreed upon by the parties and the Manufacturing Committee for process development, manufacturing scale-up, obtaining regulatory approvals and other activities, in each case to the extent specific for the manufacture of Products within the Field and reasonably

* Confidential treatment has been requested for marked portion necessary to manufacture or have manufactured and supply Products hereunder, and obtain required regulatory approvals thereof, in accordance with applicable laws.

                   (d) Focal shall provide quarterly reports to the Developing Party through the Manufacturing Committee of the status of its activities pursuant to this Section 8.4.3. The Developing Party shall have the right to inspect the manufacturing facilities of Focal or any third party supplier of a Product or component, during reasonable business hours, to assess compliance with this Article 8 and the Supply Agreement.


                                      9
                   THIRD PARTY ROYALTIES AND IMPROVEMENTS

    9.1 Without limiting Section 13.2(a), Focal shall be responsible for the payment of any royalties, license fees, or milestone payments due, and for the performance of all other obligations, to third parties under those licenses and/or agreements listed on Exhibit C attached hereto with respect to the marketing, sale or distribution of Products by Ciba, Chiron or the Affiliates or Subdistributors of Ciba or Chiron.

    9.2 Without limiting Section 2.4.3, if during the term of this Agreement, Focal acquires from a third party any additional Focal Technology, other than the Focal Technology existing as of the Effective Date, which is known to be useful in connection with the manufacture, use or sale of Hydrogel Polymers, New Polymers or Products in the Field, Focal will make available such additional technology for use within the Field under this Agreement on mutually agreed upon terms and conditions intended to cause Ciba and/or Chiron to bear a fair share of the acquisition cost of such additional technology in relation to Focal and other third party licensees of Focal with respect to such technology.


                                       10
                          PAYMENTS; BOOKS AND RECORDS

    10.1 Reports and Payments. The Supply Agreements to be entered into under Section 8.3 above shall include provisions for quarterly written reports to be made by the Developing Party to Focal within sixty (60) days after the end of each calendar quarter, stating in each such report the invoiced price and quantity of all Product sold, and the aggregate Net Sales of such Product sold during such calendar quarter.

    10.2 Payment Method. All payments to Focal under this Agreement shall be made by check or bank wire transfer in immediately available funds to an account designated by Focal. All payments hereunder shall be made in U.S. dollars. Any payments due hereunder which are not paid on the date such payments are due under this Agreement shall bear interest at the lesser of one and one-half percent (1%) per month or the maximum rate permitted by law, calculated on the number of days such payment is delinquent. This Section
10.2 shall in no way limit any other remedies available to Focal.

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                                     24

    10.3 Currency Conversion. If Net Sales are made in currency other than U.S. dollars, for the purpose of calculating payments hereunder such Net Sales shall be converted to U.S. dollars using the standard exchange rate into U.S. dollars used by the Developing Party for financial reporting purposes.

    10.4  Withholding Taxes.

         10.4.1 (a) If any withholding taxes become payable solely by reason of an assignment under this Agreement by Ciba or Chiron to a foreign Affiliate, the transfer prices and payments due hereunder shall be net of and shall not include any amounts due with respect to such withholding taxes. Accordingly, payments shall be made without deduction for any such withholding taxes and the Developing Party shall be responsible for the payment of all such taxes. If laws or regulations require that taxes be withheld on payments to Focal under Article 4, 8 or 9, the paying party, will
(i) timely pay the taxes to the proper taxing authority, and (ii) send proof of payment to Focal within sixty (60) days following payment. If Focal uses a foreign tax credit received by Focal as a result of the payment of withholding taxes by Ciba or Chiron and thereby reduces the amount of U.S. income tax that Focal otherwise would have paid, Focal shall refund to Ciba or Chiron, as applicable, the amount of such reduction with respect to such foreign tax credit.

              (b) If withholding taxes are payable with respect to payments to Focal for any reason other than that set forth in Section 10.4.1 (a), the Developing Party shall pay such withholding taxes and deduct the amount thereof from the amounts otherwise due to Focal hereunder. The Developing Party shall provide Focal with a written statement of any such taxes paid with respect to Focal's tax liability.

    10.5 Records; Inspection. Ciba, Chiron and Affiliates of Ciba and Chiron shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under Articles 8, 9 and 10 and Focal shall keep complete, true and accurate records of Research performed by Focal hereunder, the Research Costs thereof, the activities of Focal pursuant to Article 8 and the costs thereof, and the Production Costs of all Products and components. Such books and records shall be kept at the principal place of business of Ciba, Chiron or Focal or the Affiliate of Ciba, Chiron, or Focal as the case may be, for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection, during such three (3) year period by an independent certified public accountant selected by Focal for inspections conducted by Focal, or a representative selected by Ciba or Chiron with respect to inspections conducted by Ciba or Chiron, and reasonably acceptable to the audited party, such acceptance not be unreasonably withheld for the purpose of verifying the amounts payable by Ciba/Chiron pursuant to Articles 8, 9 and 1 0, the amounts of reimbursement payable under this Agreement with respect to Research Costs, under Article 8 or the amounts of Production Costs, or other matters reasonably necessary in connection with Research, process development or manufacturing records maintained by Focal, as applicable. Such inspections may be made no more than once each calendar year, during normal business hours, as mutually agreed by Focal and Ciba or Chiron. The inspecting accountant will be under confidentiality obligations to the audited party to report to Focal only the amounts payable to Focal hereunder with respect to Net Sales during the period in question, in the case of an audit by Focal, and such matters as are the subject of the audit, including, but not limited to, FTE calculation Research Costs and Production Costs in the case of an audit by Ciba or Chiron. Inspections conducted under this Section 10.5 shall be at the expense of the auditing party, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid by the audited party, together with interest on such unpaid amounts at the rate specified in Section 10.2 above.


                                     11
                               DUE DILIGENCE

    The Developing Party shall use its reasonable commercial efforts to (i) conduct expeditiously all Product Development for Products following successful completion of the Research Program and other required preclinical research to the extent required in the Major Countries; (ii) upon successful completion of Product Development, apply for NDA approval in the Major Countries; and (iii) upon receipt of NDA and other requisite marketing approvals, subject to availability of Product supply, maximize Net Sales of such Products in all Major Countries and other countries of the world in which it is commercially reasonable to market the Products, all in a manner consistent with the marketing of other products by the Developing Party.


                                      12
                             INTELLECTUAL PROPERTY

    12.1 Ownership of Inventions. Focal and the Developing Party shall each promptly disclose to the other parties all Inventions as defined below. Rights to such Inventions shall be as follows:

         12.1.1    Definitions.  For the purposes of this Section 12.1:

              (a) "Patent Rights" shall mean patent applications, including continuations (in whole or in part), divisionals, reissues, reexaminations and foreign counterparts thereof, and issued patents on such applications, to the extent the same claim and disclose Inventions;

              (b) "Combination Product" shall mean a novel and possibly patentably distinct composition of matter arising within a Research Program or Product Development that comprises (i) a Ciba/Chiron Compound that is supplied by Ciba or Chiron to Focal as a potential component of a Second Generation Product, and (ii) a Focal Hydrogel Polymer as defined in Section 12.1.1(d) below;

              (c) "Inventions" shall mean inventions or discoveries that are first conceived, or first conceived and reduced to practice, (i) within a Research Program or Product Development, or (ii) in the case of inventions or discoveries by Ciba or Chiron, that are made using a Focal Hydrogel Polymer. As used herein, references to Inventions shall include all Patent Rights and other non-patent intellectual property rights to such Inventions necessary to exploit such Patent Rights;

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

              (d) "Focal Hydrogel Polymer" shall mean a Hydrogel Polymer or a Hydrogel Polymer formulation (i) supplied by Focal to Ciba or Chiron, whether during the Research, Product Development, under the terms of Article 8, or otherwise, or (ii) disclosed in writing by Focal as a potential component of a Product (in each case other than a Combination Product).

         12.1.2 The Developing Party retains, and Focal hereby assigns to the Developing Party, Focal's entire right, title and interest in and to Inventions that are first conceived, or first conceived and reduced to practice, by Focal alone or jointly with any other party hereto, to the extent such Inventions consist of (a) chemical modifications of a Ciba/Chiron Compound (i) which is supplied by Ciba or Chiron to Focal or (ii) which is disclosed in writing by Ciba or Chiron to Focal as a potential component of a Second Generation Product (in each case other than a Combination Product), or
(b) methods of manufacture or use of such a Ciba/Chiron Compound.

         12.1.3 Focal retains, and each of Ciba and Chiron hereby assigns to Focal, all right, title and interest, subject to Ciba's and Chiron's rights in the Field under this Agreement, in and to Inventions that are first conceived, or first conceived and reduced to practice, by Ciba or Chiron, alone or jointly with any other party hereto, to the extent such Inventions consist of (a) chemical modifications to a Focal Hydrogel Polymer (other than a Combination Product) or (b) methods of manufacture or use of such a Focal Hydrogel Polymer.

         12.1.4 Except as may be otherwise mutually agreed to in writing and subject to the rights and obligations of Article 2 and Article 8, the Developing Party and Focal shall jointly own, but agree not to commercialize, Patent Rights to any Invention to the extent such Invention consists of a Combination Product or to the use of a Combination Product. Such restriction on commercialization of Patent Rights under this Section 12.1.4 shall survive any termination of this Agreement with respect to a Combination Product during the term of any patents claiming the Combination Product or the use of a Combination Product. It is understood that to the extent components of a Combination Product may be exploited for purposes other than the combination of a Ciba/Chiron Compound described in 12.1.1(b)(i) and a Focal Hydrogel Polymer, described in Section 12.1.1.(b)(ii), such components and exploitation shall not be covered by this Section 12.1.4, but shall instead be covered by Sections 12.1.2, 12.1.3 and 12.1.5.

         12.1.5 To the extent that ownership of an Invention is not provided for under Sections 12.1.1, 12.1.2, 12.1.3 and 12.1.4 above, rights to such Inventions shall be as follows:

              (i) If the Invention is first conceived or first conceived and reduced to practice by Focal alone, such Invention will be considered part of the Focal Technology and will be solely owned by Focal subject to Ciba's and Chiron's rights within the Field under this Agreement.

                   Focal hereby grants to Ciba and Chiron a royalty free, fully paid, non-exclusive, worldwide, irrevocable license, with the right to grant and authorize sublicenses, under the Inventions described in this paragraph (i) to make, have made, use and sell products for [*].

* Confidential treatment has been requested for marked portion

              (ii) If the Invention is first conceived or first conceived and reduced to practice by the Developing Party alone, such Invention will be solely owned by the Developing Party.

                   The Developing Party hereby grants to Focal a royalty free, fully paid, nonexclusive, worldwide, irrevocable license, with the right to grant and authorize sublicenses (subject to the following sentence), under the Inventions described in this paragraph (ii) to make, have made, use and sell products, processes and or services involving a Hydrogel Polymer, outside of the Field. Notwithstanding the foregoing, no Invention described in this paragraph (ii) shall be sublicensed or otherwise made available to [*].

              (iii) If the Invention is first conceived or first conceived and reduced to practice by the Developing Party jointly with Focal, such Invention will be jointly owned by the inventing parties. The Developing Party shall have the exclusive rights set forth in Article 2. Except as provided in Article 2,

                   (a) Focal shall have the exclusive right under the Inventions described in this paragraph (iii), with the right to grant and authorize licenses and sublicenses (subject to paragraph (c) below), to make, use, and sell products, processes and/or services, involving the use of Focal Hydrogel Polymer, outside the Field.

                   (b) Each party will have a royalty-free right to make, have made, use and sell the Invention, with the right to grant and authorize licenses and sublicenses (subject to paragraphs (c) and (d) below) for all other purposes.

                   (c) Notwithstanding the foregoing, no Invention described in this Section 12.1.5(iii) shall be sublicensed or otherwise made available [*].

                   (d) Prior to granting any license to Inventions governed by this Section 12.1.5(iii) to a third party to develop a product for local delivery, Ciba and/or Chiron, as the case may be, agree to offer Focal a right of first refusal to develop such product for local delivery, under the following terms. This paragraph (d) shall not apply to any license to such an Invention by Ciba or Chiron to a third party for the manufacture, use or sale of a product, including a product for local delivery, which is developed by Ciba or Chiron, as the case may be.

         Prior to granting any sublicense governed by this paragraph (d) to a third party, Ciba or Chiron, as the case may be, shall notify Focal in writing, describing the proposed sublicense and development project. Upon written request by Focal within thirty (30) days after receipt of such a notice, if Focal has the capability of performing the development project in question, the parties shall commence negotiations in good faith with respect to commercially reasonable terms under which the proposed license would be granted to Focal rather than a third party.

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                                   28

         If (i) Focal does not request within such thirty (30) day period to commence such negotiations, or Focal notifies Ciba or Chiron, as the case may be, that Focal is not interested in obtaining the license in question; or
(ii) the parties do not enter into a letter of intent with respect to license in question within ninety (90) days after the date of the notice from Ciba or Chiron, as the case may be; or (iii) the parties do not enter into a definitive written agreement within ninety (90) days after the parties enter into a letter of intent pursuant to (ii) above, then Ciba or Chiron, as the case may be, shall be free to proceed with the license in question to a third party, on terms not more favorable to the third party than those terms last offered to Focal hereunder.

         12.1.6    Resolution of Ownership Disputes

              (i) Any dispute regarding ownership of a particular Invention shall be referred to the Research Committee or Advisory Committee, as appropriate, for resolution. The Research Committee or Advisory Committee, as the case may be, shall use all reasonable efforts to resolve such disputes within sixty (60) days after such referral, including referral of questions to outside independent experts where the Research Committee or Advisory Committee, as the case may be, deems appropriate.

              (ii) In the event the dispute cannot be resolved pursuant to
12.1.6 (i) hereinabove, the dispute shall be referred to the Chief Executive Officer (CEO) of Focal and a senior executive of Ciba or Chiron, as appropriate.

              (iii) In the event the dispute cannot be resolved pursuant to 12.1.6 (ii) hereinabove, the parties shall enter into non-binding mediation. The mediation shall be conducted by an independent mediator acceptable to the parties. Either party may serve upon the other party a written demand for mediation and such mediation shall commence within thirty
(30) days of the other party's receipt of such demand, unless otherwise authorized by the parties. Each party shall make available to the mediation an authorized representative with the capacity to bind such party, and the mediation shall be conducted as deemed appropriate by the mediator.

              (iv) In the event the dispute cannot be resolved pursuant to
12.1.6 (iii) hereinabove, the dispute shall be referred to arbitration in accordance with the rules then prevailing of the Center for Public Resources ("CPR"), 680 Fifth Avenue, New York, NY 10019, unless otherwise mutually agreed. Unless otherwise agreed by the parties, the arbitration panel shall consist of one neutral arbitrator selected in accordance with the CPR rules. The results of the arbitration shall be binding upon the parties.

         12.1.7 Rights and Obligations. Focal's interest in Patent Rights to all Inventions shall be subject to the exclusive licenses granted to Ciba and Chiron in the Field under Article 2. Except as expressly provided in
Article 2, this Article 12, or otherwise in this Agreement, it is understood that no party shall have any obligation to account to any other party for profits, or to obtain any approval of any other party to license or exploit an Invention by reason of joint ownership of any Invention.

         12.1.8 Each party retains all right, title and interest to inventions or discoveries, other than Inventions as defined in Section 12.1.1
(c), which are conceived or reduced to practice by it, whether solely or jointly with third parties, except as specifically provided in this Agreement.

    12.2  Patent Prosecution.

         12.2.1 Focal Sole Inventions. Focal shall have the right, at its expense, to control the preparing, filing, prosecuting and maintenance worldwide of the patent applications and patents owned solely by Focal pursuant to Section 12.1.3 or 12.1.5(i) above, in such countries as it deems appropriate, and the conduct of any interferences, reexaminations, reissues, oppositions or requests for patent term extensions using counsel of its choice all at its expense. Focal agrees to make such additional foreign filings as may be requested by Ciba and/or Chiron, to the extent it is able to do so under applicable law, and subject to reimbursement by Ciba and/or Chiron of costs with respect to such additional foreign filings; and provided further that in the event a patent or application within the Focal Technology applicable to Products within the Field is the subject of an interference, request for reexamination, opposition or similar proceeding, Ciba and/or Chiron shall reimburse Focal [*] of Focal's out-of-pocket costs of such proceeding; provided, however, if Focal enters into an agreement granting exclusive rights to a third party to sell products covered by the patent or application that is the subject of such proceeding, Ciba and/or Chiron's reimbursement shall be reduced [*] (e.g., Ciba and/or Chiron's percentage would be reduced to [*], or [*].

         12.2.2 Joint Inventions. The parties shall jointly pursue Patent Rights for Inventions that are owned jointly by Ciba and/or Chiron, and Focal under Sections 12.1.4 and 12.1.5 (iii) above by counsel mutually agreed to by the joint owners, and the joint owners agree to take all reasonable action to cooperate fully with each other in this regard. The joint owners [*] the out-of-pocket expenses in connection with such activities as they are incurred. If one joint owner elects [*] of expenses, the remaining joint owner(s) shall have the right to file, prosecute and maintain such Patent Rights in the name of such remaining joint owner(s).

         12.2.3 Ciba and/or Chiron Sole Invention. Each of Ciba and Chiron shall have the right, at Ciba and Chiron's expense, to control the preparing, filing, prosecuting and maintenance worldwide of the patent applications and patents owned solely by Ciba or Chiron, respectively, pursuant to Section 12.1.2 or 12.1.5(ii) above, in such countries as Ciba or Chiron deems appropriate, and the conduct of any interferences, reexaminations, reissues, oppositions or requests for patent term extensions for the Inventions owned by Ciba and Chiron pursuant to Section 12.1.2 or
12.1.5 above using counsel of its choice.

         12.2.4    Cooperation.

              (a) Focal shall keep Ciba and Chiron reasonably informed in a timely manner as to the status of patent matters pertaining to the Focal Patents, including Inventions made in the course of performing a Research Program, including providing Ciba and Chiron copies of any significant


* Confidential treatment has been requested for marked portion documents that Focal receives from or sends to patent offices, such as amendments and responses to official actions, notices of interferences, reexaminations, oppositions or requests for patent term extensions, all as reasonably requested by any other party hereto. Focal shall provide each of Ciba and Chiron with copies of the complete patent prosecution files of the Focal Patents and patent applications within sixty (60) days of the Effective Date of this Agreement. Each of Ciba and Chiron shall have the right, but not the obligation, to advise Focal on the prosecution and maintenance of the Focal Patents and applications. It is understood, however, the Developing Party's period of review shall not delay filings or submissions to meet deadlines to preserve Focal's patent rights.

              (b) Ciba and/or Chiron shall advise Focal in a timely manner as to the status of all patent matters to which Focal has rights under 12.1.5(ii). Upon Focal's request, Ciba and Chiron promptly shall provide Focal with copies of the complete patent prosecution files of patents and patent applications for Inventions described in Sections 12.1.5(ii). Focal shall have the right, but not the obligation, to advise Ciba and Chiron on the prosecution and maintenance of patents and patent applications for Inventions described in Sections 12.1.5(ii). It is understood, however, Focal's period of review shall not delay filings or submissions to meet deadlines to preserve Ciba and Chiron's patent rights.

    12.3 Defense of Third Party Infringement Claims. If the manufacture, preparation, sale or use of any Product pursuant to this Agreement results in a claim, suit or proceeding (collectively, "Actions") alleging patent infringement of a third party patent against Focal, Ciba or Chiron (or their respective Affiliates or Subdistributors), such party shall promptly notify the other parties hereto in writing. Except as otherwise provided in Article 15, the party subject to such Action shall have the exclusive right to defend and control the defense of any such Action using counsel of its own choice, at such party's own expense; provided, however, that the other parties may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. The party defending the Action shall have the right, but not the obligation, to defend the Action in the name of itself and the other parties as may reasonably be required by law. The party subject to the Action agrees to keep the other parties hereto reasonably informed of all material developments in connection with any such Action, and shall not compromise or settle such Action in a manner which would adversely impact the other party or parties hereto without the prior written consent of such party, which consent shall not be unreasonably withheld.

    12.4 Enforcement. Subject to the provisions of this Section 12.4, in the event that Focal, or Ciba and/or Chiron reasonably believes that any Focal Technology necessary for the manufacture, use or sale of a Product is infringed or misappropriated by a third party or is subject to a declaratory judgement action arising from such infringement in such country, in each case with respect to the manufacture, sale or use of a product within the Field, such party shall promptly notify the other parties hereto, and thereafter the parties shall consult with one another and keep the others reasonably informed to the extent such infringement significantly affects the commercial exploitation of Products. Focal will use commercially reasonable efforts generally to enforce the Focal Technology with respect to substantial continuing infringements of the Focal Technology, by initiating legal action, licensing the infringing activities or otherwise as appropriate after consultation with Ciba and Chiron. It is understood, however, that such obligation shall not be deemed to require Focal to take such actions with respect to each such infringement, and Focal may take into account strategic and other considerations in determining which infringers to take action against, as well as when and whether to do so. Notwithstanding the foregoing provisions of this Section 12.4 and the provisions set forth in Sections 12.4.1, 12.4.2, or 12.4.3 below, unless and until Ciba and/or Chiron exercises the Option pursuant to Section 2.2 above, the provisions of this
Section 12.4 shall not apply to infringement of Focal Technology by a third party with respect to Platelet Antagonists or Roche Product.

         12.4.1 In the event of a commercially significant infringement of Focal Technology by a third party within the Field, Focal may, at the request of Chiron and/or Ciba or at its own election, initiate an enforcement action against such third party. Ciba and/or Chiron shall have the right to participate in such action, which shall be conducted by counsel selected by Focal and approved by Ciba and/or Chiron (which approval shall not be withheld unreasonably), and Focal shall be responsible for the direction of said counsel. Focal and Ciba and/or Chiron each shall pay [*] of the reasonable out-of-pocket costs and expenses (including attorneys' and professional fees) of actions initiated pursuant to this Section 12.4.1. Any recoveries in an action initiated pursuant to this Section 12.4.1 shall be applied first to reimburse the parties for all expenses of such action, and any remaining recoveries from such Action applicable to the Field shall be split between Focal and Ciba and/or Chiron with Ciba and/or Chiron retaining [*] of the remaining recoveries applicable to the Field and Focal retaining [*] of the remaining recoveries applicable to the Field; and Focal retaining all of the remaining recoveries not applicable to the Field.

         12.4.2 In the event that Focal elects not to initiate an action to enforce the Focal Technology against a commercially significant infringement by a third party in a country, which infringement consists of the manufacture, sale or use of a product within the Field, within one hundred eighty (180) days of a request by Ciba and/or Chiron to initiate such action, Ciba and/or Chiron may initiate the requested action against such infringement at its own expense with Focal's prior written approval, which approval shall not be unreasonably withheld. Focal shall cooperate in such action, and Ciba and/or Chiron shall keep Focal reasonably informed of the progress of any such enforcement action. Ciba and/or Chiron shall reimburse Focal's reasonable out-of-pocket costs and expenses necessary for such cooperation. Focal shall have the right to participate in any such action with counsel of its own choice at its own expense. Any recoveries with respect to such action shall be retained by Ciba and/or Chiron, as appropriate.

         12.4.3 In the case of any third party infringement of Focal Technology not governed by this Article 12, Focal shall have the right, but not the obligation, to bring an action against such third party at Focal's sole expense, and to retain any recoveries arising from such action.

    12.5 Third Party Rights. The provisions of Sections 12.2.1 and 12.4 shall be subject to and limited by any agreements pursuant to which Focal acquired any particular Focal Technology. As of the date of this Agreement, all such agreements are identified in Exhibit C. Notwithstanding the foregoing, Focal shall use reasonable commercial efforts to preserve for Ciba and Chiron the rights granted under this Article 12 with respect to Focal Technology owned by third party licensors, and shall keep Ciba and Chiron reasonably informed of, and cooperate with Ciba and Chiron in connection with,

* Confidential treatment has been requested for marked portion the filing, prosecution, maintenance and enforcement of Focal Patents owned by such third party licensors.


                                        13
                REPRESENTATIONS AND WARRANTIES AND COVENANTS

    13.1 Focal Warranties. Focal warrants and represents to Ciba and Chiron that (i) it has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) it has not previously granted and will not grant any rights in conflict with the rights granted herein; (iii) to its knowledge and belief, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement; (iv) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Focal Technology, or any portion thereof, to manufacture, sell or use a product in the Field, except to the extent expressly authorized under this Agreement; (v) the agreements listed in Exhibit C constitute a complete and accurate list of all agreements between Focal and third parties pertaining to the Field that are in existence as of the Effective Date.

Focal further represents and warrants as follows:

    (a) Subject to the agreements listed in Exhibit C, Focal Controls all patent rights set forth in Exhibit C.

    (b) All of the license agreements in Exhibit C are in full force and effect and as of the Effective Date, Focal has not received notice of any asserted breach under any such license agreement, and Focal is not in breach of its obligations under any such license agreement.

    (c)  As of the Effective Date, Focal has no Affiliates.

    (d) As of the Effective Date, except as previously disclosed to Ciba and Chiron, Focal does not know of any patent or trade secret rights which would be infringed by the manufacture, use or sale of Hydrogel Polymer for use in the Field, except for intellectual property licensed under the Agreements listed in Exhibit C. As used herein, "to know" means specific knowledge of a particular patent or trade secret.

    13.2 Focal Covenants. Focal hereby agrees that during the term of this Agreement,

         (a) Focal shall, at Focal's sole expense, comply with all of its obligations as licensee under all third party license agreements in Exhibit C; and

         (b) Focal shall not terminate any such license agreement in Exhibit C without the prior written consent of Ciba/Chiron; and

         (c) Focal shall provide to Chiron and Ciba, promptly upon receipt by Focal, any notices of default or termination received from the licensor under any such third party license agreement in Exhibit C.

Focal acknowledges and agrees that any material breach by Focal under, or any termination (without the consent of Ciba/Chiron) of, any third party license agreement identified in Exhibit C shall be deemed a breach of Focal's obligations under this Agreement.

    13.3 Ciba/Chiron Warranties. Ciba and Chiron warrant and represent to Focal that (i) each has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) each has not previously granted and will not grant any rights in conflict with the rights granted herein; and (iii) to each of Ciba's and Chiron's knowledge and belief, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement.

    13.4  Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS
ARTICLE 13, FOCAL, CIBA AND CHIRON EXPRESSLY DISCLAIM ANY WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE RESEARCH, PRODUCT DEVELOPMENT, AND THE FOCAL AND CIBA AND/OR CHIRON INTELLECTUAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF FOCAL TECHNOLOGY, PATENTED OR UNPATENTED, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.


                                        14
                                 CONFIDENTIALITY

    14.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for the longer of five
(5) years after the termination of this Agreement or ten (10) years after the Effective Date, the receiving party, including Affiliates and Consultants, shall not publish or otherwise disclose and shall not use for any purpose any confidential information furnished to it by any other party hereto pursuant to this Agreement (including confidential information provided prior to the Effective Date) which if disclosed in tangible form is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature, or if disclosed orally is orally confirmed as confidential or proprietary by the party disclosing such information at the time of such disclosure ("Confidential Information"). As used herein, Confidential Information shall include all confidential or proprietary biological, chemical or other materials provided to any other party hereunder. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

              (a) was already known to the receiving party, other than under an obligation of confidentiality to the disclosing party, at the time of disclosure;

              (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

              (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

              (d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto or developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

    14.2  Permitted Disclosures.  Notwithstanding the provisions of Section
14.1 above, the receiving party may disclose Confidential Information of the disclosing party to its consultants, Affiliates, Subdistributors and permitted sublicensees and subcontractors, provided that such disclosures are under confidentiality restrictions no less stringent than those contained herein. The receiving party may disclose Confidential Information of the disclosing party to the extent such disclosure is required by applicable law, regulation or court order, including without limitation filing and prosecution of patents, prosecuting or defending litigation, submitting information to tax or other governmental authorities, and/or manufacturing, marketing and/or selling Products, or as reasonably necessary to exercise other rights provided under this Agreement, (including rights under Article
12) provided that to the extent it may legally do so, the receiving party will give reasonable advance written notice to the disclosing party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). The parties further shall have the right to disclose Confidential Information of other parties hereto to the extent reasonably necessary to carry out performance of this Agreement, provided that the disclosing party uses at least the degree of care that it uses with respect to its own Confidential Information, but in no event less than reasonable care.

    14.3 Confidentiality as to Ciba and Chiron. Since Chiron and Ciba are jointly the Developing Party of the First Generation Products, Chiron, Ciba and Focal all intend that information relating to the First Generations Products will be disclosed to and used by all three parties in connection with their activities under this Agreement. Similarly, all three parties shall have access to, and the right to use, in accordance with this Agreement, all information related to Second Generation Products as to which Chiron and Ciba are jointly the Developing Party. With regard to Ciba/Chiron Compounds owned by Chiron or Ciba individually, and with respect to Second Generation Products as to which Chiron or Ciba is individually the Developing Party, the party (Chiron or Ciba) which does not own the Ciba/Chiron Compound or is not the Developing Party is referred to as the "Non Developing Party". Focal agrees not to disclose to the non-Developing Party any Confidential Information of the Developing Party, and Focal agrees not to use Confidential Information of the Developing Party in connection with Second Generation Products of the non-Developing Party, except to the extent authorized under
Section 6.2.

                                          15
                                   INDEMNIFICATION

    15.1 Indemnification of Focal. The Developing Party with respect to a Product shall indemnify each of Focal and its Affiliates and the directors, officers, and employees of Focal and such Affiliates and the licensors, successors and assigns of any of the foregoing (the "Focal Indemnities"), and hold each Focal Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a "Claim") incurred by any Focal Indemnitee, arising from or occurring as a result of (a) the development, marketing, sale or use of any Product, or the manufacture by the Developing Party, its Affiliates, contractors or licensees of any Product, except to the extent such claim is subject to indemnification by Focal pursuant to
Section 15.2; or (b) the negligence or willful misconduct of the Developing
Party.

    15.2 Indemnification of Ciba/Chiron. Focal shall indemnify each of Ciba, Chiron and their respective Affiliates and the directors, officers, and employees of Ciba, Chiron and such Affiliates and the successors and assigns of any of the foregoing (the "Ciba/Chiron Indemnities"), and hold each Ciba/Chiron Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a "Claim") incurred by any Ciba/Chiron Indemnitee, arising from or occurring as a result of or relating to (a) the failure by Focal, its Affiliates or contractors to manufacture Products supplied by Focal hereunder in accordance with the warranties set forth in the Supply Agreement or with applicable law of the Major Countries; or (b) the negligence or willful misconduct of Focal.

    15.3 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article shall promptly notify the indemnifying party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates, sublicensees or their directors, officers, employees or agents intend to claim such indemnification, and the Indemnitor shall have control of the defense and/or settlement thereof, subject to the limitations set forth herein; provided that the Indemnitee shall have the right to participate in the defense through its own counsel at the Indemnitee's expense. The indemnity agreement in this Article 15 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 15 but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Article 15. The Indemnitor shall not settle or compromise any indemnified claim in a manner which would adversely impact the Indemnitee without the Indemnitee's prior written consent, which shall not be unreasonably withheld. The Indemnitee under this Article 15, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives at the Indemnitor's expense in the investigation of any action, claim or liability covered by this indemnification.

                                          16
                                 TERM AND TERMINATION

    16.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this
Article 16, shall continue in full force and effect, until the last to expire or be abandoned of the patents and patent applications within the Focal Technology, or the date payments are no longer due under Articles 8 and 9 for such products in such country, whichever is later. Upon expiration, but not earlier termination of this Agreement, the licenses granted to Ciba and Chiron hereunder shall become fully paid up, perpetual and nonexclusive. The Supply Agreement entered into pursuant to Article 8 shall have a mutually agreed upon term and mutually agreed upon renewal rights.

    16.2 Termination for Cause. Either Focal or Ciba/Chiron may terminate this Agreement in the event the other shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period.

    16.3 Termination Upon Notice.

         16.3.1 Ciba/Chiron may terminate this Agreement in its entirety upon ninety (90) days prior written notice; provided, however, that such notice of termination may not be given prior to three (3) months after the Effective Date. Notwithstanding the foregoing, if the Fragmentation and Embolization Study fails to meet the Study Criteria, as set forth in Section 3.3.1, Ciba/Chiron shall have the right to terminate this Agreement upon thirty (30) days prior written notice as set forth in Section 3.3.1(c).

         16.3.2 Subject to the provisions of Article 11, Chiron and/or Ciba, as Developing Party, shall have the right, at any time in its sole discretion to discontinue development of any Product, and such discontinuation shall not be deemed a termination of this Agreement or the licenses granted hereunder. Ciba/Chiron shall promptly notify Focal of any such decision.

         16.3.3 If at any time no First Generation Product or Second Generation Product is included and being actively pursued within either the Research or Product Development, and at such time neither a First Generation Product nor Second Generation Product is being actively marketed and promoted commercially by Ciba or Chiron, or their respective Affiliates or Subdistributors under this Agreement, Focal shall have the right to terminate this Agreement effective upon ninety (90) days written notice to Ciba and Chiron. For purposes of this Section 16.3.3, "actively pursuing" a Product shall mean devoting such resources to the Research and Product Development of such Product as is reasonably required to complete such Product Development and to obtain regulatory approvals to market the Product in Major Countries in an expeditious manner in accordance with a reasonable plan for obtaining regulatory approvals (recognizing that approval in some Major Countries may be sought after approval has been obtained and marketing commenced in others); and "actively marketing and promoting" a Product shall mean devoting such resources as are required to promote the Product in accordance with a reasonable marketing plan in the Major Countries and other countries of the world in which it is commercially reasonable to market the Products.

    16.4 Effect of Termination or Expiration.

         16.4.1 Accrued Obligations. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Subject to any liability for damages by reason of a breach of this Agreement by Focal, Focal may retain any amounts paid to it prior to the effective date of any termination of this Agreement.

         16.4.2 Return of Materials and Information. Upon any termination or expiration of this Agreement, upon request of the disclosing party, each receiving party shall return to the disclosing party or destroy all Confidential Information owned by the other party, except to the extent the returning party retains the right to use such Confidential Information under the surviving provisions of this Agreement. Notwithstanding the foregoing, the receiving party shall have the right to retain one copy of the Confidential Information for archival purposes.

         16.4.3 Survival. Articles 1, 14, 15, 16 and 17 and Sections 6.2, 7.2, 10.4, 10.5, 12.1 (excluding the first sentence of 12.1.7); first sentence of 12.2.1, 12.2.2, and the first sentence of 12.5 shall survive expiration or termination of this Agreement for any reason. Upon the expiration, but not an earlier termination of this Agreement, Section 6.1, Article 8, first sentence of
12.1.7 and the Supply Agreement shall survive for the period specified in the Supply Agreement, and the Supply Agreement shall provide for the transfer to the Developing Party upon expiration thereof of any Focal Know-how necessary to manufacture or have manufactured the Products then being supplied thereunder. Upon the termination by any party hereto pursuant to Section 16.3 or by Focal pursuant to Section 16.2, Section 5.2 shall survive only as Section 5.2 applies to Ciba and Chiron's activities thereunder. Except as otherwise set forth in the second sentence of Section 16.1 or Section 16.4.4 below, all other rights including without limitation all licenses and obligations shall terminate upon the expiration or earlier termination of this Agreement.

         16.4.4    Other.

         Without limiting the foregoing provisions of Section 16.4.3 above or this Section 16.4.4 below, upon termination of this Agreement by Focal pursuant to Section 16.3.3 or by Ciba and Chiron pursuant to Section 1 6.3.1,
(i) rights to First Generation Products shall revert to Focal; and (ii) Ciba and Chiron shall transfer to Focal, all regulatory filings, regulatory, approvals, other correspondence with regulatory authorities and other preclinical or clinical data and information that relates to First

Generation Products obtained or
generated in the course of performing Research or Product Development, subject to payment by Focal of mutually agreed upon compensation to Ciba and Chiron for value created by them with respect to such First Generation Products. Focal may use and disclose any data, information and other information and other items described in this Section 16.4.3 for any purpose. Under no circumstances will Ciba or Chiron be obligated to provide to Focal any data or information on Second Generation Products except as provided in Section 6.2(b) and Section 7.2.


                                          17
                                    MISCELLANEOUS

    17.1 Bankruptcy. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined in Section 101 of such Code. The parties agree that the licensee may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event a licensee elects to retain its rights as a licensee under such Code, the licensee shall be entitled to complete access to all Focal Know-How, and copies of any Focal Know-how in tangible form, all as necessary for the manufacture of Products licensed to it hereunder. Such copies of Focal Know-how shall be delivered to the licensee not later than (a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the licensor, upon written request.

    17.2 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of New York, without reference to conflicts of laws principles.

    17.3 Force Majeure. Nonperformance of any party (except for payment obligations) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, delay or failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or willful misconduct of the nonperforming party (each a "Force Majeure Event"). The party whose performance is prevented by a Force Majeure Event such event shall promptly inform the other parties of its occurrence, and shall keep the other parties informed of its progress in resolving the Force Majeure Event. In the event that any Force Majeure Event prevents performance for more than sixty
(60) days, the parties shall reasonably negotiate alternative methods of enabling the performance of this Agreement to continue, including authorizing another party hereto to perform the obligations in question or obtaining such performance from a third party, all on reasonable commercial terms.

    17.4 Joint and Several Liability. Where obligations under this Agreement are obligations of "Ciba/Chiron" or are obligations of the "Developing Party" where the Developing Party is Ciba and Chiron jointly, each of Ciba and Chiron shall be jointly and severally liable to Focal with respect to the performance and any breach of such obligations. It is further understood and agreed that notwithstanding that an obligation of Focal hereunder is expressly stated as being to "Ciba/Chiron" or the "Developing Party" where the Developing Party is Ciba and Chiron jointly, the satisfaction or performance by Focal of any such obligations to Ciba or Chiron shall be deemed to satisfy all obligations of Focal to both Ciba and Chiron and the Developing Party.

    17.5 No Implied Waivers; Rights Cumulative. No failure on the part of any party to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

    17.6 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Focal and Ciba and/or Chiron as partners in the legal sense. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

    17.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

    Ciba:               Ciba-Geigy Corporation
                        556 Morris Avenue
                        Summit, New Jersey 07901
                        Attn: Office of the President

    with a copy to:     General Counsel

    Chiron:             Chiron Corporation
                        4560 Horton Street
                        Emeryville, CA 94608
                        Attn: President, Chiron Technologies

    with a copy to:     General Counsel

    Focal:              Focal, Inc.
                        4 Maguire Road
                        Lexington, Massachusetts 02173
                        Attn: Glenn Kazo

    with a copy to:     Wilson, Sonsini, Goodrich & Rosati
                        Professional Corporation
                        650 Page Mill Road

                        Palo Alto, California 94304-1050
                        Attention: Kenneth A. Clark, Esq.

    17.8 Affiliates; Assignment; Change of Control.

         17.8.1 This Agreement shall not be assignable by any party to any third party hereto without the written consent of the other parties hereto; except that any party hereto may assign this Agreement without any other party's consent (i) to an Affiliate of the assigning party or (ii) subject to
Section 17.8.2, to an entity that acquires substantially all of the business or assets of the assigning party relating to the Products, in each case whether by merger, acquisition, or otherwise. Any assignment not permitted hereunder shall be deemed null and void. In the event a party hereto assigns this Agreement to an Affiliate, or its Affiliate exercises any rights granted to such Affiliate hereunder, the party shall guarantee the performance of such Affiliate, and any action or inaction of the Affiliate shall be deemed an action or inaction of such party.

         17.8.2 Focal agrees to notify Ciba and Chiron prior to the closing of any sale, merger, reorganization or other transaction which would result in
(i) a transfer of all or substantially all of the assets of Focal relating to the subject matter of this Agreement; or (ii) a change in the ownership or control of more than 50% of the equity interests or voting interests in Focal being held by a third party (each a "Change of Control"). Unless Ciba and Chiron consent to the Change of Control of Focal within thirty (30) days after receipt of notice thereof from Focal, which consent shall not be unreasonably withheld, if Focal is so acquired by a third party that is developing or commercializing a product specifically intended for use within the Field, Focal shall, at its election, either (i) have the Second Generation Products manufactured by a third party manufacturer reasonably acceptable to Ciba/Chiron as set forth in Section 8.1, or (ii) terminate Focal's manufacturing rights under Article 8 with respect to Second Generation Products, subject to payment of a royalty to Focal, and subject to the Developing Party's right to manufacture or have manufactured such Product or component, all as provided in
Section 8.4.1.

         17.8.3 Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.

    17.9 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by the party to be charged.

    17.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, all other provisions hereof shall remain in full force and effect in such jurisdiction, to the extent such remaining provisions are consistent with the intentions of the parties as evidenced by this Agreement as a whole, and such remaining provisions shall be liberally construed in order to carry out the intentions of the parties hereto. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. The parties will negotiate in good faith a valid, substitute provision that most nearly reflects the original intent of the parties.

    17.11 Publicity. Each of the parties hereto agrees not to disclose to any third party the financial terms of this Agreement without the prior written consent of the other parties hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, if the parties agree upon and issue a press release to announce the execution of this Agreement, together with a corresponding Question & Answer outline for use in responding to inquiries about the Agreement, Ciba, Chiron and Focal may each thereafter disclose to third parties the information contained in such press release and Question & Answer outline without the need for further approval by the other.

    17.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

    17.13 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

    17.14 Patent Marking. Focal and Ciba and Chiron agree to mark and have their Affiliates and sublicensees mark all patented Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.

    17.15 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Focal and Ciba/Chiron are subject to prior compliance with United States export regulations and such other United States laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the United States. Focal and Ciba/Chiron shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

    17.16 No Implied Licenses. Except as expressly provided herein, no party hereto grants to any other party hereto any rights or licenses under such party's patent rights, trade secrets or other intellectual property rights.

    17.17 Entire Agreement. This Agreement, including Exhibits attached hereto, and the Joint Defense Agreement between the parties effective as of January 15, 1996, constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, whether written or oral, among the parties hereto with respect to such subject matter.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals as of the date first above written.



FOCAL INC.                             CIBA-GEIGY CORPORATION

By:  /s/ David M. Clapper              By:   /s/ James M. Callahan
   --------------------------------       -------------------------------------
Name:  David M. Clapper                Name:  James M. Callahan
     ------------------------------         -----------------------------------
Title:  President & CEO Focal, Inc.    Title:  President, Ciba Pharmaceuticals
      -----------------------------          ----------------------------------

                                       CHIRON CORPORATION

                                       By:  /s/ Lewis T. Williams
                                          -------------------------------------
                                       Name:  Lewis T. Williams, M.D., Ph.D.
                                            -----------------------------------
                                       Title:  President, Chiron Technologies
                                             ----------------------------------

                                    EXHIBIT A
                          INITIAL RESEARCH PLAN & BUDGET




                          CIBA/CHIRON + FOCAL RESEARCH
                                  COLLABORATION



                                      FOR



                             LOCAL THERAPY TO INHIBIT
                           POST ANGIOPLASTY RESTENOSIS





                           1996 RESEARCH PLAN & BUDGET





                            DRAFT OF APRIL 18, 1996





                                CONFIDENTIAL

1.   OBJECTIVE:

Develop and marekt a product that inhibits the incidence of restenosis following angioplasty procedures, including balloon angioplasty, stenting and mechanical atherectomy. [*]









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                                     -2-

[*]


3.   PLANS & BUDGETS

     A)  COLLABORATION MANAGEMENT:

     A joint Steering Committee (Ciba-Chiron-Focal) will manage the research for the Embolization & Fragmentation Study, the First Generation Product Research, and the Radiopharmaceutical Product Research. The committee will periodically review the project plans and resource requirements and make revisions as necessary. Focal will define and manage it's internal resource to meet the goals described in this plan:

     A Steering committee composed of Ciba and Focal representative will manage the research for the Second Generation Product research with the first drug. The steering committee for the second drug program will be defined once the compound has been identified.

     B)  PLAN ASSUMPTIONS

     -   Program start date in accordance with contract.

     - the 1996 Research Plan describes the activities required in 1996 to make progress towards the goal of the collaboration.

[*]


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                                   -3-

[*]

     - Focal will commence activities for an additional Second Generation Product in accordance with the contract.

[*]


     - Focal will use a currently available FocalGel Hydrogel Polymer(s) for the Fragmentation & Embolization Study and First Generation Product Research program. [*]

[*]

     - The budget is based on an estimate for the number of Focal full-time equivalent (FTE) resources required to complete their activities in the 1996 Research Plan. [*]


     C)  1996 RESEARCH PLAN:

     The following is a tentative working plan based on initial discussions between Ciba, Chiron and Focal. All working plans are intended to be a living document that reflects the directions set by the Steering Committees. A final working plan will be discussed and approved at the first meeting of each Steering Committee following initiation of the collaboration.

* Confidential treatment has been requested for marked portion

[*]

     I)  SPECIFIC TASKS IN THE PRE-CLINICAL RESEARCH PLANS:

     Descriptions for specific tasks in 1996 are presented on the following pages. Primary responsibility for performance of each task is indicated.

FRAGMENTATION AND EMBOLIZATION STUDY

[*]

     FIRST GENERATION PRODUCT RESEARCH

[*]

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                                   -5-

     RADIOPHARMACEUTICAL PRODUCT RESEARCH

[*]


D)  RESEARCH PLAN BUDGET - FIRST GENERATION PRODUCTS

During the second and third quarters of 1996, Ciba and Chiron agree to provide research funding for up to the maximum number of FTE's identified below, to conduct (i) the fragmentation and embolization studies, which shall be completed during such period, and (ii) such studies with respect to First Generation Products, as the parties agree to complete during such period, pursuant to the Research Plan.

[*]

Funding commitments for each Second Generation Product shall be separately determined by the Developing Party of such Second Generation Product and Focal.


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                                   -6-

                                 EXHIBIT B


                          First Ciba/Chiron Compound

[*]















* Confidential treatment has been requested for marked portion

                                EXHIBIT C


                       Focal Third Party Agreements

-  PATENT AND TECHNOLOGY LICENSE AGREEMENT dated June 11, 1992 between

       Pegas Pharmaceuticals, Inc., and
       Board of Regents the University of Texas System, and
       University of Texas at Austin

-  PATENT OWNERSHIP AGREEMENT dated January 1, 1992 between

      Focal, Inc., and
      Arizona Board of Regents, and
      Endoluminal Therapeutics, Inc., and
      Marvin J. Slepian

-  LICENSE AGREEMENT between

      Focal, Inc., and
      Arizona Board of Regents

-  EXCLUSIVE LICENSE AGREEMENT dated August 7, 1992 between

      Pegas Pharmaceuticals, Inc., and
      Endoluminal Therapeutics, Inc., and
      Marvin J. Slepian

    Notwithstanding any provision set forth in this Agreement, Ciba and Chiron each shall be bound by all applicable restrictions and limitations set forth in any or all of the agreements set forth in this Exhibit C, and further shall perform such acts as are reasonably necessary for Focal to fully comply with Focal's obligations under such agreements.

                               EXHIBIT D

I. Platelet Antagonists will exclude without limitation the following drugs and drug classes:

[*]



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                                   -1-

[*]

II. Platelet Antagonists will include, without limitation, the following drugs and drug classes:

[*]

III. The determination of whether a compound not specifically listed in I or II above is a Platelet Antagonist shall be based on Section 1.23.






* Confidential treatment has been requested for marked portion

                                                                     EXHIBIT E

FOCAL PATENTS - STATUS SUMMARY           PRINTED 3/11/96 BY KIRKPATRICK

 COMPANY CONFIDENTIAL - DO NOT DISCLOSE!


FOCAL ID               INVENTOR           TITLE                             TYPE     APP SERIAL #     FILE DATE      PATENT NUMBER
-------                --------           -----                             ----     ------------     ---------      -------------

[*]

001 101 Issued         Slepian, Marvin    Method and Apparatus for          I        08/101,968        [*]           5,328,471

[*]

002 002 Issued         Slepian, Marvin    "Paving process" Biodegradable    I        07/857,700        [*]           5,213,580

[*]

003 UT003 div 1 Iss    Hubbell            Biocompatible Microcapsules       I        07/740,703        [*]           5,380,536


* Confidential treatment has been requested for marked portion

FOCAL PATENTS - STATUS SUMMARY           PRINTED 3/11/96 BY KIRKPATRICK

 COMPANY CONFIDENTIAL - DO NOT DISCLOSE!


FOCAL ID               INVENTOR           TITLE                             TYPE     APP SERIAL #     FILE DATE      PATENT NUMBER
-------                --------           -----                             ----     ------------     ---------      -------------

003 UT003 div2 Iss     Hubbell, J         Biocompatible Microcapsules       I        07/740,632        [*]           5,232,984

[*]


* Confidential treatment has been requested for marked portion

FOCAL PATENTS - STATUS SUMMARY           PRINTED 3/11/96 BY KIRKPATRICK

 COMPANY CONFIDENTIAL - DO NOT DISCLOSE!


FOCAL ID               INVENTOR           TITLE                             TYPE     APP SERIAL #     FILE DATE      PATENT NUMBER
-------                --------           -----                             ----     ------------     ---------      -------------

[*]

010 496iss             Hubbell, J       "Photogel" Photopolymerizable        I        08/022,687        [*]           5,410,016

[*]


* Confidential treatment has been requested for marked portion

FOCAL PATENTS - STATUS SUMMARY           PRINTED 3/11/96 BY KIRKPATRICK


 COMPANY CONFIDENTIAL - DO NOT DISCLOSE!


FOCAL ID               INVENTOR           TITLE                             TYPE     APP SERIAL #     FILE DATE      PATENT NUMBER
-------                --------           -----                             ----     ------------     ---------      -------------

[*]

018 UT001- Iss         Hubbell, JA       Multifunctional Organic Polymers    I        08/132,507        [*]           5,462,990

[*]

100 UT062- Issued      Hubbell, J         "Urokinase"; Local Delivery of     I        08/165,392        [*]            5,468,505

[*]


* Confidential treatment has been requested for marked portion

FOCAL PATENTS - STATUS SUMMARY           PRINTED 3/11/96 BY KIRKPATRICK

 COMPANY CONFIDENTIAL - DO NOT DISCLOSE!


FOCAL ID               INVENTOR           TITLE                             TYPE     APP SERIAL #     FILE DATE      PATENT NUMBER
-------                --------           -----                             ----     ------------     ---------      -------------

[*]

* Confidential treatment has been requested for marked portion